EXECUTION VERSION

FINANCING AGREEMENT

Dated as of September 12, 2016

by and among

EZCORP, INC.,
as Borrower,

EACH SUBSIDIARY OF BORROWER
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

FORTRESS CREDIT CO LLC,
as Administrative Agent and Collateral Agent

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS; CERTAIN TERMS	1

Section 1.01	Definitions 1

Section 1.02	Terms Generally 47

Section 1.03	Certain Matters of Construction 48

Section 1.04	Accounting and Other Terms 48

Section 1.05	Grupo Finmart 49

Section 1.06	Time References 50

ARTICLE II THE LOANS	50

Section 2.01	Commitments and Delayed Draw Term Loans 50

Section 2.02	Making the Loans 51

Section 2.03	Repayment of Loans; Evidence of Debt 52

Section 2.04	Interest 53

Section 2.05	Reduction of Commitment; Prepayment of Loans 54

Section 2.06	Fees 56

Section 2.07	LIBOR Option 58

Section 2.08	[Reserved] 61

Section 2.09	Taxes 61

Section 2.10	Increased Costs and Reduced Return 64

Section 2.11	Changes, in Law; Impracticability or Illegality 66

Section 2.12	Mitigation Obligations; Replacement of Lenders 67

ARTICLE III RESERVED.	68

ARTICLE IV APPLICATION OF PAYMENTS; DEFAULTING LENDERS JOINT AND SEVERAL LIABILITY OF BORROWERS	68

Section 4.01	Payments; Computations and Statements 68

Section 4.02	Sharing of Payments, Etc 68

Section 4.03	Apportionment of Payments 69

Section 4.04	Defaulting Lenders 70

ARTICLE V CONDITIONS TO LOANS	71

Section 5.01	Conditions Precedent to Effectiveness 71

Section 5.02	Conditions Precedent to All Loans 74

Section 5.03	Conditions Subsequent to Effectiveness 75

ARTICLE VI REPRESENTATIONS AND WARRANTIES	77

Section 6.01	Representations and Warranties 77

ARTICLE VII COVENANTS OF THE LOAN PARTIES	85

Section 7.01	Affirmative Covenants 86

Section 7.02	Negative Covenants 95

Section 7.03	Financial Covenants 102

ARTICLE VIII MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS RECEIVABLE AND OTHER COLLATERAL	103

Section 8.01	Collection of Accounts Receivable; Management of Collateral 103

Section 8.02	Collateral Custodian 105

ARTICLE IX EVENTS OF DEFAULT	106

Section 9.01	Events of Default 106

ARTICLE X AGENTS	110

Section 10.01	Appointment 110

Section 10.02	Nature of Duties; Delegation 111

Section 10.03	Rights, Exculpation, Etc 111

Section 10.04	Reliance 112

Section 10.05	Indemnification 112

Section 10.06	Agents Individually 113

Section 10.07	Successor Agent 113

Section 10.08	Collateral Matters 114

Section 10.09	Agency for Perfection 115

Section 10.10	No Reliance on any Agent's Customer Identification Program Certifications From Banks and Participants; USA PATRIOT Act 116

Section 10.11	No Third Party Beneficiaries 117

Section 10.12	No Fiduciary Relationship 117

Section 10.13	Reports; Confidentiality; Disclaimers 117

Section 10.14	[Intentionally Omitted] 118

Section 10.15	Collateral Agent May File Proofs of Claim 118

ARTICLE XI GUARANTY	118

Section 11.01	Guaranty 118

Section 11.02	Guaranty Absolute 119

Section 11.03	Waiver 120

Section 11.04	Continuing Guaranty; Assignments 120

Section 11.05	Subrogation 120

Section 11.06	Release of Guarantors and Collateral 121

ARTICLE XII MISCELLANEOUS	121

Section 12.01	Notices, Etc 122

Section 12.02	Amendments, Etc 124

Section 12.03	No Waiver; Remedies, Etc 125

Section 12.04	Expenses; Attorneys' Fees 125

Section 12.05	Right of Set-off 126

Section 12.06	Severability 127

Section 12.07	Assignments and Participations 127

Section 12.08	Counterparts 130

Section 12.09	Governing Law 130

Section 12.10	Consent to Jurisdiction; Service of Process and Venue 130

Section 12.11	Waiver of Jury Trial, etc 131

Section 12.12	Consent by the Agents and Lenders 132

Section 12.13	No Party Deemed Drafter 132

Section 12.14	Reinstatement; Certain Payments 132

Section 12.15	Indemnification; Limitation of Liability for Certain Damages 132

Section 12.16	Records 133

Section 12.17	Binding Effect 134

Section 12.18	Highest Lawful Rate 134

Section 12.19	Confidentiality 135

Section 12.20	Public Disclosure 136

Section 12.21	Integration 136

Section 12.22	USA PATRIOT Act 136

Section 12.23	Keepwell 136

Section 12.24	Section Headings 137

SCHEDULE AND EXHIBITS

Schedule M	Mexican Security Documents

Schedule 1.01(A)	Lenders and Lenders' Commitments

Schedule 1.01(B)	Specified Matters

Schedule 6.01(e)	Capitalization; Subsidiaries

Schedule 6.01(f)	Litigation; Commercial Tort Claims

Schedule 6.01(l)	Nature of Business

Schedule 6.01(o)	Real Property

Schedule 6.01(r)	Environmental Matters

Schedule 6.01(s)	Insurance

Schedule 6.01(v)	Bank Accounts

Schedule 6.01(w)	Intellectual Property

Schedule 6.01(x)	Material Contracts

Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN

Schedule 6.01(ee)	Collateral Locations

Schedule 7.02(a)	Existing Liens

Schedule 7.02(b)	Existing Indebtedness

Schedule 7.02(c)	Dispositions

Schedule 7.02(e)	Existing Investments

Schedule 7.02(j)	Transactions with Affiliates

Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions

Schedule 8.01	Cash Management Accounts
Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Notice of Borrowing
Exhibit C    [Reserved]
Exhibit D    [Reserved]
Exhibit E    Form of Assignment and Acceptance
Exhibit F    Form of Compliance Certificate
Exhibit G    Subordination Terms
Exhibit H    Form of Solvency Certificate

FINANCING AGREEMENT
Financing Agreement, dated as of September 12, 2016, by and among EZCORP, Inc., a Delaware corporation ("EZCORP" or the "Borrower"), each domestic subsidiary of Borrower listed as a "Guarantor" on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Fortress Credit Co LLC, a Delaware limited liability company ("Fortress"), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the "Collateral Agent"), and Fortress, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").
RECITALS
The Borrower (such term and all other capitalized terms used but not defined in these Recitals have the meanings assigned to them in Section 1.01 below) has asked the Lenders to extend credit to the Borrower consisting of (a) a term loan to the Borrower in the aggregate principal amount of $50,000,000 on the Effective Date, and (b) a delayed draw term loan facility extended to the Borrower after the Effective Date in an aggregate principal amount not to exceed $50,000,000. The proceeds of the Term Loan shall be used (i) for general working capital purposes of the Borrower, (ii) to support the operations of the Borrower's subsidiaries on the terms and conditions set forth herein, (iii) to finance Permitted Acquisitions and make Permitted Investments and Restricted Payments, each on the terms and conditions set forth herein and (iv) to pay fees and expenses related to the foregoing and to this Agreement and the transactions contemplated hereby. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth in this Agreement.
In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
Article I

DEFINITIONS; CERTAIN TERMS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.
"Account Receivable" means, with respect to any Person, any and all accounts (as that term is defined in the Uniform Commercial Code) and any and all rights of such Person to payment for goods sold or leased and/or services rendered, including rights to receive payment in respect of accounts, general intangibles, bank and non-bank credit cards, and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.
"Acquisition" means the acquisition (whether by means of a merger, consolidation or otherwise) of all or a majority of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.
"Action" has the meaning specified therefor in Section 12.12.
"Administrative Agent" has the meaning specified therefor in the preamble hereto.
"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and with respect to the Borrower or any of its Subsidiaries, including any PEC Entity. For purposes of this definition only, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether through the ability to exercise voting power, by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.
"Agent" and "Agents" have the respective meanings specified therefor in the preamble hereto.
"Agent Advances" has the meaning specified therefor in Section 10.08(a).
"Agreement" means this Financing Agreement, including all amendments, restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
"AlphaCredit" means Alpha Holding, S.A. de C.V., a Mexican corporation (Sociedad Anónima de Capital Variable).
"Anti-Money Laundering and Anti-Terrorism Laws" means any Requirements of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330), as amended by the USA PATRIOT Act of 2001, and the rules and regulations promulgated thereunder, (c) the laws, regulations and executive orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (d) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other relevant and applicable jurisdictions in which the Loan Parties operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing or relating to terrorism, economic sanctions or money laundering.
"Applicable Margin" means, as of any date of determination, with respect to the interest rate of any Term Loan that is (i) a Reference Rate Loan, 6.50%, and (ii) a LIBOR Rate Loan, 7.50%; provided, that, from and after the Reset Date (as defined below), the Applicable Margin shall be, with respect to the interest rate of any Term Loan that is (i) a Reference Rate Loan, 5.50%, and (ii) a LIBOR Rate Loan, 6.50%. The "Reset Date" means December 31, 2017; provided, that if the Designated Transaction is consummated, the "Reset Date" means the later of (x) December 31, 2017 and (y) the Designated Transaction Return Event.
"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 2.00% times the principal amount of any prepayment of the Term Loan on such date and (b) during the period of time after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, an amount equal to 1.00% times the principal amount of any prepayment of the Term Loan on such date, and (c) thereafter, zero. Notwithstanding the foregoing or anything to the contrary contained herein, no Applicable Prepayment Premium shall be due and owing in connection with any Term Loan prepayment resulting from the events described in Section 2.05(c)(iv).
"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit E hereto or such other form acceptable to the Collateral Agent.
"Authorized Officer" means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president, executive vice president, vice president, secretary or assistant secretary of such Person or any other officer of such Person designated as an "Authorized Officer" by any of the foregoing officers in a writing delivered to the Agents.
"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended from time to time, and any successor statute or any similar federal or state laws for relief of debtors.
"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers (or equivalent governing body) of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.
"Borrower" has the meaning specified therefor in the preamble hereto.
"Business Day" means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York, (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.
"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed (including all Capitalized Lease Obligations that are paid or due and payable during such period), and (b) to the extent not covered by clause (a) above and capitalized on the balance sheet of such Person and its Subsidiaries, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided that the term Capital Expenditures shall not include (i) expenditures to the extent that they are financed with the Net Cash Proceeds of the sale or issuance by or the capital contribution to the Borrower (or one or more holding companies controlling Borrower) or any Loan Party of their Equity Interests or the Net Cash Proceeds of Permitted Indebtedness, (ii) expenditures to the extent that they are made with the proceeds of Reinvestment Eligible Funds, (iii) expenditures to the extent that they are made by the Borrower or any of its Subsidiaries to effect leasehold improvements to any property leased by such Person as lessee, to the extent that such expenses have been reimbursed in cash by the landlord that is not a Loan Party, (iv) expenditures to the extent that they are actually paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period), (v) property, plant and equipment taken in settlement of Accounts Receivable and (vi) a Permitted Acquisition or clause (m) and (p) of the definition of Permitted Investment.
"Capitalized Lease" means, with respect to any Person, any lease of or other arrangement conveying the right to use real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes); provided that with respect to leases that are accounted for by any Person as operating leases as of the Effective Date or are entered into after the Effective Date, and would have been accounted for as operating leases if such leases had been in effect on the Effective Date such leases may, in the sole discretion of the Borrower, be accounted for as operating leases and not as Capitalized Leases.
"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
"Captive Insurance Subsidiary" means Parkway Insurance, Inc., a Utah corporation.
"Cash Convertible Notes Hedges" means the hedge agreements entered into in connection with the Convertible Notes and any similar hedge agreements entered into in connection with a refinancing of the Convertible Notes.
"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P‑1 by Moody's or A‑1 by Standard & Poor's; (c) certificates of deposit maturing not more than six months after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof; and (g) in the case of Investments by a Foreign Subsidiary, investments/instruments corresponding to and with equivalent quality to investments/instruments described in the foregoing clauses (a) through (f) available in and/or guaranteed by the equivalent Governmental Authorities in the country in which such Foreign Subsidiary is located.
"Cash Management Accounts" means the bank accounts of each Loan Party (other than Excluded Accounts) maintained at one or more Cash Management Banks listed on Schedule 8.01.
"Cash Management Agreement" means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant "control" (as defined under the applicable UCC) over such account to the Collateral Agent.
"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).
"CFC" means a ""controlled foreign corporation" as that term is defined in Section 957(a) of the Internal Revenue Code.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case, pursuant to Basel III, shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued, promulgated or implemented.
"Change of Control" means, at any time, any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than, directly or indirectly, (i) Phillip E. Cohen, (ii) the spouse and lineal descendants and spouses of lineal descendants of Phillip E. Cohen, (iii) the estates or legal representatives of any Person named in clauses (i) or (ii) (clauses (i), (ii) and (iii), collectively, the "PEC Entities") or (iv) trusts established for the benefit of any Person named in clauses (i) and (ii), directly or indirectly, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right it exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the then outstanding voting stock of the Borrower.
"Closing Fee" has the meaning specified therefor in Section 2.06(c).
"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted pursuant to the Security Agreement by such Person in favor of the Collateral Agent, for the benefit of Secured Parties, as security for all or any part of the Obligations.
"Collateral Agent" has the meaning specified therefor in the preamble hereto.
"Collateral Records" means, to the extent relating to Accounts Receivable, Inventory or any Account Debtor or other Person obligated on or in connection with any of the Accounts Receivable, all of the Borrower's and all of the other Loan Parties' present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Borrower and the other Loan Parties with respect to the foregoing maintained with or by any other person).
"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
"Commitments" means, with respect to each Lender, such Lender's Total Term Loan Commitment.
"Compliance Certificate" has the meaning assigned to such term in Section 7.01(a)(iv).
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated EBITDA" means, as of any date of determination for the four (4) consecutive Fiscal Quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period, plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) tax expense (including any federal, state, local and foreign income and similar taxes) of the Loan Parties and their consolidated Subsidiaries for such period, (iii) depreciation and amortization expense of the Loan Parties and their consolidated Subsidiaries for such period, and (iv) other material non-cash charges (excluding reserves for future cash charges, but including any negative one-time cumulative adjustment resulting from a change in GAAP or an adoption or modification of accounting principles, any impairment or write-down of goodwill or other intangible assets and any non-cash stock based compensation) of the Loan Parties and their consolidated Subsidiaries for such period, minus (c) any material non-cash gains to the extent added in calculating Consolidated Net Income during such period, plus (d) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) transaction fees and expenses incurred in connection with the making of (x) any Permitted Acquisition or (y) any Permitted Disposition or Permitted Investment not made in the ordinary course of business, the incurrence of any Permitted Debt, or the issuance of any Qualified Equity Interests in the Borrower, in each case whether or not ultimately closed, (ii) any severance costs, retention, recruiting, relocation and signing bonuses and similar expenses, restructuring charges (in connection with Permitted Acquisitions and Permitted Investments), and integration costs or other business optimization expenses, (iii) management, consulting, or advisory fees and related fees and indemnities to the extent permitted pursuant to the terms of this Agreement; provided that the aggregate amount shall not exceed the amount permitted pursuant to Section 7.02(j)(vi), (iv) the amount of any non-cash loss of any non-wholly-owned Subsidiary attributable to non-controlling interests of a Person that is not the Borrower or a Subsidiary of the Borrower, (v) all deferred financing costs written off and premiums paid in connection with any early extinguishment of obligations under Hedge Agreements permitted by this Agreement.
"Consolidated Funded Indebtedness" means, with respect to any Person at any date, all Indebtedness of such Person of the type described in clauses (a), (c), (e), (f) (solely to the extent that the relevant letters of credit are not cash-collateralized), and (i) (solely with respect to Contingent Obligations in respect of the foregoing types of Indebtedness) of the definition of Indebtedness or otherwise for borrowed money, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to the Borrower and its Subsidiaries, the Loans and Capitalized Lease Obligations.
"Consolidated Interest Expense" means, as of any date of determination for the four (4) consecutive Fiscal Quarter period ending on such date, all interest expense (including the interest component of Capitalized Leases) for such period of the Loan Parties and their consolidated Subsidiaries determined in accordance with GAAP; provided that, solely for purposes of calculating the Consolidated Interest Expense component of the Fixed Charge Coverage Ratio (a) such interest expense shall be calculated net of interest income attributed to interest rate Hedging Agreements, and (b) each of the following shall be excluded from such interest expense: (i) amortization of debt discount and premium, (ii) interest that is paid in kind, (iii) any interest expense that is attributed to leases that are accounted for by any Person as operating leases as of the Effective Date or are entered into after the Effective Date and would have been accounted for as operating leases if such leases had been in effect on the Effective Date.
"Consolidated Net Income" means, as of any date of determination for the four (4) consecutive Fiscal Quarter period ending on such date, the aggregate net income or loss (excluding non-cash losses, expenses or charges that are extraordinary, non-recurring, or unusual items) of the Borrower and its consolidated Subsidiaries for such period, calculated in accordance with GAAP; provided that there shall be excluded from such calculation, to the extent otherwise included in Consolidated Net Income, (i) the income or loss of any Person (other than a Subsidiary) of which the Borrower or any Subsidiary owns Capital Stock, except to the extent of the amount of dividends or other distributions actually paid to the Borrowers or any of the Loan Parties during such period, (ii) any gain or loss realized upon the (x) sale, abandonment or other disposition of any asset of the Borrower or any Subsidiary that is not sold, abandoned or otherwise disposed of in the ordinary course of business, including in each case the closure of any store, or (y) discontinuation of operations of the Borrower or any Subsidiary, (iii) any unrealized gains or losses in respect of Hedge Agreements, (iv) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other liabilities of any Person (including the Borrower or any Subsidiary) denominated in a currency other than the functional currency of such Person (including the Borrower or any Subsidiary), and (v) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments).
"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Controlled Deposit Account" means each deposit account (including all funds on deposit therein) that is the subject of an effective Cash Management Agreement and that is maintained by any Loan Party with a financial institution approved by the Collateral Agent.
"Controlled Investment Affiliate" means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition only, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
"Controlled Securities Account" means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Cash Management Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Collateral Agent.
"Covered Entity" means (a) the Borrower, Borrower's Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition only, control of a Person shall mean the direct or indirect power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
"Convertible Bonds" means the 2.125% Cash Convertible Senior Notes Due 2019 issued by the Borrower pursuant to that certain Indenture, dated as of June 23, 2014.
"Current Value" has the meaning specified therefor in Section 7.01(o).
"Daily LIBOR Rate" means, for any day, the Published Rate.
"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law (including, without limitation, any proceeding under applicable corporate law seeking a compromise or arrangement of any debts of the corporation or a stay of proceedings to enforce any of the claims of the corporation's creditors against it) of the United States or other applicable jurisdiction from time to time in effect.
"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything herein to the contrary, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.
"Delayed Draw Term Loan" has the meaning specified therefor in Section 2.01(c)(i).
"Delayed Draw Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans to the Borrower in the aggregate amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
"Delayed Draw Term Loan Commitment Termination Date" means March 12, 2018.
"Designated Transaction" has the meaning specified therefor in Schedule D.
"Designated Transaction Return Event" has the meaning specified therefor in Schedule D.
"Delayed Draw Term Loan Request" has the meaning specified therefor in Section 2.01(c)(i).
"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells (including, without limitation, any sale and leaseback transaction), assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, "Disposition" shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.
"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer thereof), pursuant to a sinking fund obligation or otherwise, or is redeemable (other than redemption in kind) at the option of the holder thereof (in each case, except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior Payment in Full of the Loans and all other Obligations that are accrued and payable), in whole or in part, in cash on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 91 days after the Final Maturity Date, or (c) provides for scheduled payments (other than redemption in kind) or the payment of cash dividends or distributions prior to the date that is 91 days after the Final Maturity Date; provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an "asset sale", insurance or similar loss or a "change of control" shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after a date that is 91 days after the Final Maturity Date.
"Document" shall have the meaning given to the term "document" in the Uniform Commercial Code.
"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.
"Domestic Subsidiary" means any Subsidiary of any Person that is organized under the laws of the United States of America or any state or commonwealth thereof or under the laws of the District of Columbia.
"Effective Date" has the meaning specified therefor in Section 5.01.
"Eligibility Date" means, with respect to the Borrower and each Guarantor and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effectiveness date of such Swap if this Agreement or any other Loan Document is then in effect with respect to the Borrower or such Guarantor, and otherwise it shall be the Effective Date and/or such other Loan Document(s) to which the Borrower or such Guarantor is a party).
"Eligible Contract Participant" shall mean an "eligible contract participant" as defined in the Commodity Exchange Act and regulations thereunder.
"Employee Plan" means an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or to which any Loan Party has any liability (including any contingent liability with respect to any of its ERISA Affiliates).
"Environmental Actions" means any action, complaint, summons, citation, notice, directive, order, claim, litigation, judicial or administrative proceeding, judgment, consent decree, settlement or other written communication from any Person or Governmental Authority alleging violations of any Environmental Law or any Release of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries; or (b) from any facilities that received Hazardous Materials generated, transported, treated, stored, used or disposed of by any Loan Party or any of its Subsidiaries.
"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Solid Waste Disposal Act, the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and any other Requirement of Law imposing liability or establishing standards of conduct for protection of the environment or occupational health and safety (as it relates to exposure to Hazardous Materials) or Releases of any Hazardous Materials.
"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest (i) incurred as a result of any Environmental Action or in connection with any adverse environmental condition or Releases of Hazardous Materials at, on, under or migrating from or to any assets, facilities or properties owned or operated by any Loan Party or any of its Subsidiaries or any of their respective predecessors in interest, or (ii) consisting of or relating to clean-up costs or corrective action, including any investigation, clean-up, removal, containment, monitoring or other remediation or response required under any Environmental Law of any Loan Party or any of its Subsidiaries or any of their respective predecessors in interest by Environmental Laws (whether or not such has been required or requested by any Governmental Authority or any other Person).
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Borrower of any cash capital contributions.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.
"Event of Default" means any of the events set forth in Section 9.01.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Accounts" means deposit accounts, securities accounts and commodities accounts (a) constituting payroll, withholding, tax, fiduciary, zero balance or trust accounts, and petty cash accounts containing less than $2,500,000 individually or $5,000,000 in the aggregate, (b) which hold deposits or escrowed funds in connection with Permitted Liens to the extent the agreements governing such prohibit encumbrances thereon, (c) constituting store-level deposit accounts, and (d) constituting escrow accounts established for purposes expressly permitted under this Agreement.
"Excluded Equity Issuance" means (a) in the event that the Borrower or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Borrower or such Subsidiary, as applicable, (b)  the issuance of Equity Interests of the Borrower to directors, officers and employees of the Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Borrower, (c) the issuance of Equity Interests by a Subsidiary of the Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) and (b) above, and (d) dispositions or issuances of Equity Interests in Rich Data Corporation PTE. LTD, as described in clause (n) (and consummated pursuant to the requirements of subclause (x) therein) of the definition of Permitted Disposition.
"Excluded Foreign Subsidiary" means, any Subsidiary (a) that is a CFC, (b) a direct or indirect Subsidiary of a CFC, and (c) any direct or indirect Subsidiary if substantially all of its assets consist of the equity or indebtedness of one or more direct or indirect Foreign Subsidiaries.
"Excluded Hedge Liabilities or Liability" means, with respect to each Loan Party, each Swap Obligation if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal or unlawful under the Commodity Exchange Act, or any rule, regulation or order of the Commodity Futures Trading Commission, solely by virtue of such Loan Party's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, only the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal or unlawful under the Commodity Exchange Act, or any rule, regulations or order of the Commodity Futures Trading Commission, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap shall be an Excluded Hedge Liability; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
"Excluded Immaterial Subsidiary" means, individually or collectively as the context requires, any direct or indirect Subsidiary of the Borrower that, together with its Subsidiaries on a consolidated basis, does not own in excess of 2.5% of the consolidated assets of the Borrower and its Subsidiaries; provided that the aggregate consolidated assets of all Excluded Immaterial Subsidiaries that are not Loan Parties shall not at any time exceed 5% of the consolidated assets of the Borrower and its Subsidiaries.
"Excluded Subsidiary" means, individually or collectively as the context requires, (a) any Excluded Foreign Subsidiary, (b) any Excluded Immaterial Subsidiary and (c) the Captive Insurance Subsidiary.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.09 and (d) any U.S. federal withholding Taxes imposed under FATCA.
"Executive Order" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
"Extraordinary Receipts" means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business from (a) foreign, United States, state or local tax refunds received during Fiscal Year 2016 or thereafter, (b) proceeds of insurance relating to a casualty event (excluding, so long as no Event of Default has occurred and is continuing, business interruption) less the amount of any Indebtedness securing a Permitted Lien on any asset that is the subject of a casualty event, (c) proceeds of judgments, proceeds of settlements or other consideration of any kind received in connection with any cause of action (excluding, so long as no Event of Default has occurred and is continuing, any portion thereof that represents out-of-pocket losses by such Person) and (d) proceeds of condemnation awards (and payments in lieu thereof) (excluding, so long as no Event of Default has occurred and is continuing, any portion thereof that represents out-of-pocket losses by such Person).
"Facility" means any facility hereafter acquired by the Borrower or any of its Subsidiaries in fee, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreements entered into in connection therewith and any fiscal or regulatory legislation implementing such intergovernmental agreement.
"Federal Funds Effective Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
"Federal Funds Open Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest hereunder will change automatically without notice to the Borrower, effective on the date of any such change.
"Field Survey and Audit" means a review and audit of the books and records of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Agents, at the sole cost and expense of the Borrower in accordance with Section 2.06(f) and Section 7.01(f).
"Final Maturity Date" means either (a) September 12, 2022, if clause (b) of this definition does not result in an earlier Final Maturity Date, or (b) May 15, 2019, if any of the principal of the Convertible Bonds have not been repaid, refinanced or converted prior to that date; provided that up to 10% of the amount of the Convertible Bonds shall be entitled to remain outstanding on and after May 15, 2019 (and shall not cause the Final Maturity Date to occur on May 15, 2019), so long as the Borrower has a plan acceptable to Agents to refinance the remaining Convertible Bonds by the maturity date thereof (such approval not to be unreasonably withheld, delayed or conditioned).
"Financial Statements" means (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended September 30, 2015, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the nine months ended June 30, 2016, and the related consolidated statement of operations, shareholder's equity and cash flows for the ten months then ended.
"Fiscal Quarter" means any fiscal quarter of any Fiscal Year determined in accordance with the fiscal accounting calendar of the Borrower and its Subsidiaries.
"Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on September 30 of each calendar year.
"Fixed Charge Coverage Ratio" means, as of any date of determination, for the Loan Parties and their consolidated Subsidiaries, the ratio of (a) Consolidated EBITDA to (b) the sum of (i) Consolidated Interest Expense, plus (ii) Capital Expenditures for the period of four (4) consecutive Fiscal Quarters ending on such date.
"Flood Laws" means all Requirements of Law relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Requirements of Law related thereto.
"Foreign Lender" means a Lender that is not a U.S. Person.
"Foreign Subsidiary" means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
"Funding Losses" has the meaning specified therefor in Section 2.07(e).
"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided further that, if there occurs after the date of this Agreement any change in GAAP that affects in any respect any of the covenants contained in Section 7.02 or the calculation of any covenant contained in Section 7.03 hereof, the Agents and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.02 and Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.
"Global Intercompany Promissory Note" means a Global Intercompany Note made by the Borrower and certain of its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.
"Governing Documents" means, (a) with respect to any corporation or company, the memorandum, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.
"Governmental Authority" means any nation or government, any foreign, Federal, state, city, town, municipality, county, local or other governmental, public, quasi-governmental, political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, authority, division or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
"Grupo Finmart" means Prestaciones Finmart, S.A.P.I. de C.V., SOFM, E.N.R., a commercial corporation (Sociedad Anónima de Capital Variable Promotora de Inversion) doing business as a non-regulated multiple purpose financial company (Sociedad Financiera de Objeto Múltiple Entidad No Regulada) organized and existing under the laws of Mexico.
"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.
"Guarantor" means (a) each Subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.
"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.
"Hazardous Material" means (a) any element, compound or chemical that is defined, regulated or otherwise classified as a hazardous material, contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, solid waste or dangerous good under Environmental Laws, including without limitation any hazardous material, contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, solid waste that is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; and (d) any substance exhibiting a hazardous waste characteristic, including without limitation corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials.
"Hedging Agreement" means any interest rate, foreign currency, commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and (without limiting the generality of any of the foregoing) specifically including any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, and currency exchange rate price hedging arrangements, and any confirmation executed in connection with any such agreement or arrangement.
"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) earnout obligations, and (ii) trade payables and accrued expenses or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created (except for any account payable that is outstanding for more than 90 days after the date such payable was created, if such account payable is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP)); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) [reserved]; (i) all Contingent Obligations in respect of the obligations described in clauses (a) through (g) above; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture, except to the extent such indebtedness is expressly made non-recourse to such Person by contract or operation of law.
"Indemnified Matters" has the meaning specified therefor in Section 12.15.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitees" has the meaning specified therefor in Section 12.15.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.
"Intellectual Property" has the meaning specified therefor in the US Security Agreement.
"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Borrower and certain of its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.
"Interest Period" means as to any LIBOR Rate Loan made to the Borrower, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Rate Loan and ending on the date one, two or three months thereafter as selected by the Borrower; provided that:
(a)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    the Borrower may not elect an Interest Period for any Loan which would extend beyond the Final Maturity Date; and
(d)    at any time, there shall not be more than five Interest Periods in effect for the LIBOR Rate Loans.
"Internal Revenue Code" or "Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto).
"Inventory" means, with respect to any Person, all inventory (as that term is defined in the Uniform Commercial Code) and all goods and merchandise of such Person held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash, but excluding equipment (as defined in the Uniform Commercial Code).
"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP with the value of each Investment measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any return or distributions received by Borrower and its Subsidiaries with respect thereto.
"IP Security Agreements" has the meaning specified therefor in Section 6.01(ff).
"Joinder Agreement" means a joinder agreement, substantially in the form of Exhibit A hereto, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).
"Lease" means any lease of Real Property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.
"Lender" and "Lenders" have the meanings specified therefor in the preamble hereto.
"Lender-Provided Hedge" means a Swap provided to the Borrower or any of its Subsidiaries by a Lender or any of its Affiliates.
"LIBOR" means for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a "LIBOR Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error)); provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Administrative Agent shall give reasonably prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
"LIBOR Option" has the meaning specified therefor in Section 2.07(a).
"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100% of 1%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.00%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"LIBOR Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate; provided, that each LIBOR Loan shall not be less than $1,000,000 and in integral multiples of $250,000 in excess thereof.
"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
"Loan" means the Term Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.
"Loan Account" means the account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.
"Loan Document" means this Agreement, any Cash Management Agreement, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any landlord waiver, any Perfection Certificate, the Security Agreement, any IP Security Agreement and any other agreement, or instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.
"Loan Party" means, individually or collectively as the context requires, the Borrower and any Guarantor.
"Loan Servicing Fee" has the meaning specified therefor in Section 2.06(b).
"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their obligations under the Loan Documents when due in the ordinary course of business, (c) the legality, validity or enforceability of this Agreement or any other material Loan Document, (d) the rights and remedies, taken as a whole, of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on the Collateral taken as a whole (except as otherwise contemplated in this Agreement or any other Loan Document).
"Material Contract" means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to the Borrower or any of its Subsidiaries in any Fiscal Year in an amount exceeding five percent (5%) of the annual revenue of the Borrower and its Subsidiaries, taken as a whole, during such Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium), and (b) any other contract or agreement the loss of which could reasonably be expected to result in a Material Adverse Effect.
"Mexican Pawn Business" means the pawn shop business and operations of the Borrower and its Subsidiaries in Mexico conducted by EZPAWN Services Mexico, S. De R. L. de C.V., EZ Talent, S. de R. L. de C.V., EZPAWN Management Mexico, S. de R.L. de C.V., and EZ Transfers, S.A. de C.V.
"Mexican Security Documents" means those documents listed on Schedule M.
"Minimum Liquidity" means, as of any date of determination, the aggregate amount of Qualified Cash available on such date in the United States (excluding any cash on hand at the pawn shops).
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding 6 years.
"Net Cash Proceeds" means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the principal amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) together with the premium or penalty, if any, and interest with respect to such principal amount, which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses and transaction or underwriting fees related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer or real property taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) taxes to be paid in connection with such Disposition (after taking into account any applicable tax credits or deductions and any tax sharing arrangements) and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.
"New Facility" has the meaning specified therefor in Section 7.01(o).
"New Subsidiary" has the meaning specified thereof in Section 7.01(b)(i).
"Non-Qualifying Party" means the Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
"Note" means a promissory note of the Borrower, in form and substance reasonably satisfactory to the Collateral Agent, evidencing the Indebtedness resulting from the making of the Loans and delivered to any Lender that requests such Note pursuant to Section 2.03(e) hereof, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.
"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).
"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Hedge Liabilities.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to an assignment request by the Borrower under Section 2.12(b)).
"Paid In Full," "Pay In Full," "Paying In Full" or "Payment In Full" means, with respect to the Obligations or the Guaranteed Obligations, the payment in full, in cash, of all such Obligations or Guaranteed Obligations, as the case may be (other than (a) obligations under Hedging Agreements not yet due and payable, and (b) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and the termination of all Commitments relating to the Obligations.
"Participant Register" has the meaning specified therefor in Section 12.07(g).
"Payment Office" means the Administrative Agent's office located at 1345 Avenue of the Americas, 46th Floor, New York, NY 10105 , or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.
"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.
"Perfection Certificate" means a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.
"Permitted Acquisition" means any Acquisition by a Loan Party or any Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
(b)    to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;
(c)    the Borrower shall have furnished to the Agents at least 10 Business Days prior to the consummation of such Acquisition (or such shorter period as may be reasonably agreed to by the Agents) (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the reasonable request of any Agent, such other information and documents that any Agent may request, including, without limitation, executed counterparts of the respective material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii)  financial statements made on a Pro Forma Basis of the Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition, and (iii) a certificate of the chief financial officer of the Borrower, demonstrating on a Pro Forma Basis compliance, as at the end of the most recently ended Fiscal Quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after giving effect to the consummation of such Acquisition;
(d)    (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);
(e)    such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;
(f)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition; provided that to the extent such Acquisition is in respect of pawnshop businesses and operations, Consolidated EBITDA may be calculated on a Pro Forma Basis (including Pro Forma Cost Savings) and such assets being acquired or the Person whose Equity Interests are being acquired shall not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition for which financial statements are available exceeding $2,000,000, certified to the Agents by the Chief Financial Officer of the Borrower;
(g)    the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties' and their Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;
(h)    except as provided in clause (i) below, the assets being acquired are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, so long as: (1) the Purchase Price payable in respect of (x) any single Acquisition consummated after the Effective Date shall not exceed $15,000,000 in the aggregate and (y) all Acquisitions consummated after the Effective Date shall not exceed $60,000,000 in the aggregate during the term of this Agreement; (2) the Borrower's Senior Leverage Ratio (excluding the amount of the Convertible Bonds then outstanding) calculated on a Pro Forma Basis for any period of four consecutive Fiscal Quarters ending as of the last day of the quarter for which the Borrower's financial statements were most recently delivered to the Agents is less than 1.50:1.00 and (3) Minimum Liquidity is at least $35,000,000 after giving effect to such Acquisition;
(i)    except as provided in clause (h) above, the assets being acquired are located within Mexico or the Person whose Equity Interests are being acquired is organized in a jurisdiction located in Mexico, so long as: (1) the Purchase Price payable in respect of (x) any single Acquisition consummated after the Effective Date shall not exceed $7,500,000 in the aggregate and (y) all Acquisitions consummated after the Effective Date shall not exceed $30,000,000 in the aggregate during the term of this Agreement; (2) such assets relate to the pawn business; (3) the Borrower's Senior Leverage Ratio (excluding the amount of the Convertible Bonds then outstanding) calculated on a Pro Forma Basis for any period of four consecutive Fiscal Quarters ending as of the last day of the quarter for which the Borrower's financial statements were most recently delivered to the Agents is less than 1.50:1.00; and (4) Minimum Liquidity is at least $35,000,000 after giving effect to such Acquisition;
(j)    such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any of its Subsidiaries or an Affiliate thereof;
(k)    any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) within the periods provided for therein; and
(l)    in the case of any Acquisition which results in a Subsidiary not being a wholly owned Subsidiary, the shareholders of such Subsidiary shall be a party to shareholders (or similar) agreement that is on customary terms or is otherwise in form and substance reasonably satisfactory to the Agents, it being understood that no such agreement shall be required with respect to any Permitted Investment in any non-wholly-owned Person with respect to which the Borrower or any of its Subsidiaries owns Equity Interests as of the Effective Date.
"Permitted Disposition" means:
(a)    sales and other dispositions of Inventory in the ordinary course of business;
(b)    licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business and the transfer, assignment, cancellation, abandonment or other disposition of patents, trademarks, copyrights or other Intellectual Property rights which are, in the judgment of a Loan Party or any of its Subsidiaries, no longer economically practicable to maintain, no longer used or no longer useful in the business of such Loan Party or Subsidiary;
(c)    leasing or subleasing assets in the ordinary course of business;
(d)    sale of Equity Interests in Cash Converters International Limited;
(e)    dispositions of cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(f)    dispositions of Accounts Receivable in connection with the collection or compromise thereof in the ordinary course of business;
(g)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(h)    Permitted Intercompany Dispositions;
(i)    disposition of obsolete, surplus or worn-out property or property that is no longer economically practicable to maintain or no longer used or useful in the business of the relevant Loan Party or Subsidiary in the ordinary course of business; provided that the aggregate fair market value of such dispositions, together with dispositions made pursuant to clause (o) below, shall not exceed $5,000,000 in any Fiscal Year;
(j)    to the extent deemed a Disposition and without any duplication, the granting of a Permitted Lien;
(k)    to the extent deemed a Disposition and without any duplication, the making of a Permitted Investment or Restricted Payment permitted by Section 7.02(h);
(l)    any involuntary loss, damage or destruction of property;
(m)    the disposition described in Item 1 of Part B of Schedule 1.01(B);
(n)    dispositions or issuances of Equity Interests in Rich Data Corporation PTE. LTD., (x) to the extent made on a valuation exceeding the then applicable cost-basis of such Equity Interests or in connection with providing growth capital to such entity or (y) otherwise pursuant to terms reasonably acceptable to the Agents;
(o)    Dispositions not otherwise permitted hereunder which are made for fair market value; provided that (x) at the time of any Disposition, no Event of Default shall exist or shall result from such disposition and (y) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together with the dispositions described in clause (i) above, shall not exceed $5,000,000 in any Fiscal Year, and (z) such disposition shall not be a disposition, sale or assignment of accounts receivables in connection with the pawnshop operations conducted in the United States; and
(p)    Dispositions listed in Part A and Part B of Schedule 7.02(c).
"Permitted Indebtedness" means:
(a)    any Indebtedness owing to any Secured Party under this Agreement and the other Loan Documents;
(b)    any other Indebtedness listed on Schedule 7.02(b), and the Permitted Refinancing thereof, subject to, in the case of the Convertible Bonds, clause (r) below;
(c)    Indebtedness evidenced by Capitalized Lease Obligations and any refinancing or replacement thereof, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $2,000,000 at any time outstanding;
(d)    Indebtedness permitted by clause (e) of the definition of "Permitted Liens";
(e)    Permitted Intercompany Investments;
(f)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory and appeal bonds and similar obligations;
(g)    Indebtedness (i) owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year or (ii) in respect of workers' compensation claims, self-insurance obligations and bankers' acceptances;
(h)    the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes;
(i)    Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with any Permitted Acquisition or clauses (m) or (p) of the definition of Permitted Investment and permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries;
(j)    Indebtedness of any Loan Party incurred in connection with the purchase of Equity Interests from employees who have ceased their employment with such Loan Party so long as such Indebtedness has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by documentation that is in form and substance satisfactory to the Agents;
(k)    [Reserved];
(l)    Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;
(m)    Indebtedness arising under any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to the Borrower or any Subsidiary of the Borrower in the ordinary course of business, and Indebtedness in respect of netting services, overdraft protections, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and in the ordinary course of business;
(n)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;
(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) business days;
(p)    Guaranties by any Loan Party of the Indebtedness of another Loan Party, to the extent such guarantied Indebtedness is otherwise Permitted Indebtedness;
(q)    Indebtedness incurred by the Borrower's Subsidiaries organized in Mexico that are engaged in the pawn business solely to finance Permitted Acquisitions described in clause (i) of the definition thereof;
(r)    Indebtedness incurred in connection with the refinancing or the exchange of the Convertible Bonds (including cash convertible note hedge transactions entered into in connection with such refinancing), so long as such Indebtedness (i) does not mature prior to the Final Maturity Date, (ii) does not require any scheduled amortization payments, (iii) is unsecured and subordinated and (iv) (A) does not contain any financial covenants that are not included in or that are more restrictive than those in this Agreement and (B) either (x) is convertible Indebtedness that does not contain any other terms that, taken as a whole, are more restrictive on the Borrower and its Subsidiaries than the terms of the Convertible Bonds or (y) is Indebtedness of another type that only includes market and customary terms for a "high yield", "senior subordinated" or "mezzanine" financing and is subject to subordination terms and conditions set forth in Exhibit G or such subordination terms as are otherwise reasonably acceptable to the Agents;
(s)    other Indebtedness of the Loan Parties and their Subsidiaries which is unsecured and subordinated in an aggregate amount not to exceed at any time $50,000,000, provided that such Indebtedness (i) does not mature prior to the Final Maturity Date herein, (ii) does not require any scheduled amortization payments and (iii) is subject to such other subordination terms and conditions set forth in Exhibit G or are otherwise reasonably acceptable to the Agents;
(t)    Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition, so long as, (i) at the time that such Person becomes a Subsidiary, the Borrower's Senior Leverage Ratio (excluding the amount of the Convertible Bonds then outstanding) calculated on a Pro Forma Basis for any period of four consecutive Fiscal Quarters ending as of the last day of the quarter for which the Borrower's financial statements were most recently delivered to the Agents is less than 1.50:1.00; (ii) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; (iii) no Loan Party, other than any Subsidiary that becomes a Loan Party pursuant to such Permitted Acquisition, is an obligor or otherwise provides credit support to such Indebtedness; and (iv) the Collateral Agent consents to the other terms of such Indebtedness (such consent not to be unreasonably withheld, conditioned or delayed); and
(u)    other Indebtedness in an aggregate amount at any time not to exceed $5,000,000.
"Permitted Intercompany Dispositions" means Dispositions of assets from (a) a non-Loan Party to another non-Loan Party, (b) any Loan Party to another Loan Party; (c) the Loan Parties to non-Loan Parties to the extent not exceeding $2,500,000 in the aggregate in any Fiscal Year so long as such transactions are permitted by Section 7.02(j); and (d) non-Loan Parties to Loan Parties, to the extent not exceeding $2,500,000 in the aggregate in any Fiscal Year and so long as such transactions are permitted by Section 7.02(j); provided, that the Dispositions permitted in this definition shall not permit any Disposition of assets to or from Grupo Finmart or in connection with any Designated Transaction.
"Permitted Intercompany Investments" means loans or other Investments made by (a)(i) a Loan Party to another Loan Party, (ii) a non-Loan Party Subsidiary of Borrower to another non-Loan Party Subsidiary of Borrower, (iii) a non-Loan Party Subsidiary of Borrower to a Loan Party, so long as, if the Investment is in the form of Indebtedness, the parties thereto are party to the Intercompany Subordination Agreement and (iv) a Loan Party to a non-Loan Party Subsidiary (other than Grupo Finmart) so long as (with respect to this clause (iv)) (A) the aggregate amount of all such Investments made by the Loan Parties does not exceed $2,500,000 at any time outstanding, (B) no Default or Event of Default has occurred and is continuing before or after giving effect to such loan, (b) the Investments described in Item 2 of Part B of Schedule 1.01(B), and (c) other Investments permitted pursuant to Section 7.02(c)(vii).
"Permitted Investments" means:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)    advances made in connection with purchases of goods or services in the ordinary course of business;
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)    Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;
(f)    Permitted Intercompany Investments;
(g)    Permitted Acquisitions;
(h)    Designated Transactions, solely on the terms and conditions set forth on Schedule D;
(i)    Investments received as the non-cash portion of consideration received in connection with a Permitted Disposition described in clause (j) of such definition;
(j)    Investments consisting of non-cash loans made by Borrower to officers, directors and employees of a Loan Party which are used by such Persons to purchase simultaneously Equity Interests of Borrower;
(k)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(l)    Investments held by a Subsidiary acquired after the Effective Date or of a Person merged or amalgamated with or into the Borrower or another Loan Party in accordance with Section 7.02(c) after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(m)    so long as (i) no Default or Event of Default has occurred and is continuing or result from the making of such Investment, (ii) the Borrower's Senior Leverage Ratio (excluding the amount of the Convertible Bonds then outstanding) calculated on a Pro Forma Basis for any period of four consecutive Fiscal Quarters ending as of the last day of the quarter for which the Borrower's financial statements were most recently delivered to the Agents is less than 1.50:1.00 and (iii) Minimum Liquidity is at least $45,000,000 after giving effect to such Investment, other Investments (excluding any Permitted Investments in or to Grupo Finmart) in an aggregate amount not to exceed $10,000,000 in any Fiscal Year;
(n)    Investments (i) acquired in connection with the good faith settlement of delinquent Accounts Receivable in the ordinary course of business and consistent with past practices, (ii) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business or (iii) received in compromise or resolution of litigation, arbitration or other disputers with Persons who are not Affiliates;
(o)    to the extent deemed an investment and without any duplication, any guaranty that qualifies as a Permitted Indebtedness or any transaction described in clause (h) of Permitted Indebtedness;
(p)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Borrower (or any direct or indirect parent of the Borrower);
(q)    security deposits provided to landlords, utility companies and governmental authorities in the ordinary course of business;
(r)    loans to the Borrower or any direct or indirect parent company of the Borrower in lieu of any payment permitted to be made to the Borrower or any indirect parent company of the Borrower pursuant to Section 7.02(h);
(s)    loans to employees of the Loan Parties to enable them to purchase Equity Interests of the Borrower or one of its Subsidiaries, so long as the transaction is consummated on a non-cash basis;
(t)    Investments described in Item 3 of Part B of Schedule 1.01(B); and
(u)    loans and advances made to customers of the Borrower and its Subsidiaries in the ordinary course of business.
"Permitted Liens" means:
(a)    Liens securing the Obligations;
(b)    Liens for taxes, assessments, levies and governmental charges the payment of which is not required under Section 7.01(c);
(c)    Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 45 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d)    Liens described on Schedule 7.02(a), provided that (i) no such Lien shall at any time be extended to cover any additional property (other than products and proceeds thereof) not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than pursuant to a Permitted Refinancing;
(e)    (i)    purchase money Liens on fixed or capital assets acquired or improved by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such assets or Indebtedness incurred solely for the purpose of financing the acquisition of such assets or (ii) Liens existing on such assets at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property (other than products and proceeds thereof) of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $2,000,000;
(f)    deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts and statutory obligations, (iii) Indebtedness of the type described in clause (h) of the definition of "Permitted Indebtedness" in an amount not to exceed $4,000,000 in the aggregate, (iv) corporate credit cards and other treasury and cash management services and other bank products provided in the ordinary course of business, or (v) obligations in respect of customs, stay, performance, utility, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due or are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(g)    encroachments, easements, covenants, conditions, restrictions, zoning restrictions and similar encumbrances on Real Property and irregularities in the title thereto that do not (i) secure obligations for the payment of money (other than with respect to real estate taxes or mechanics' liens with respect to amounts not yet due and payable); (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business; or (iii) are disclosed in any applicable title insurance policy provided to and accepted by the Collateral Agent;
(h)    Liens of landlords and mortgagees of landlords (i) arising by statute, common law or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the Real Property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(i)    Liens on Real Property or fixed or capital assets securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness;
(j)    any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement entered into in the ordinary course of a Loan Party's business;
(k)    licenses, sublicenses, leases and subleases granted to third Persons in the ordinary course of a Loan Party's business not interfering in any material respect with the business of any Loan Party;
(l)    judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(k);
(m)    right of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent arising by operation of law or incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(n)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is permitted under the definition of Permitted Indebtedness;
(p)    other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $2,000,000;
(q)    Liens arising from precautionary uniform commercial code financing statements filed under any operating lease not prohibited by this Agreement;
(r)    Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;
(s)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(t)    Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Indebtedness of the type described in clause (g) of the definition of "Permitted Indebtedness" financing the premiums payable in respect of insurance policies issued by such insurers; provided that such Liens attach solely to returned premiums in respect of such policies;
(u)    any Lien securing Indebtedness described in clause (t) of the definition of Permitted Indebtedness existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not extend to any other property or assets of the Borrower or any Restricted Subsidiary (other than proceeds and products thereof) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest and fees and expenses, including premium and defeasance costs, associated therewith);
(v)    Liens on property of any Excluded Foreign Subsidiary;
(w)    Liens (i) attaching to advances to a seller of any property to be acquired, (ii) arising from an agreement to dispose of property constituting a Permitted Disposition, (iii) on cash earnest money deposits in connection with Investments permitted under Section 7.02(g), and (iv) consisting of deposits securing earn-outs, purchase price adjustments and obligations of a similar nature; and
(x)    in the case of Equity Interests issued by a joint venture or a non-wholly owned Subsidiary, any call or similar right in the nature of a right of first offer or a first refusal right of a third party that is also an investor in such joint venture or Subsidiary and, in the case of Equity Interests issued by a joint venture or Subsidiary, any call or similar right on any nominee, trust or directors' qualifying shares or similar arrangements designed to satisfy requirements of applicable local laws.
"Permitted Refinancing" means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:
(a)    after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification, plus premiums, underwriting discounts, defeasance costs and other fees and expenses incurred in connection with such refinancing;
(b)    such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;
(c)    such extension, refinancing or modification is pursuant to terms that, taken as a whole are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and
(d)    the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated or are otherwise permitted to be obligated pursuant to the terms of this Agreement with respect to the Indebtedness that was refinanced, renewed, or extended.
"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
"Petty Cash Accounts" shall have the meaning specified therefor in Section 8.01(a).
"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.
"Pro Forma Basis" means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent such revolving Indebtedness is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition or other Investment or to finance a Restricted Payment) after the first day of the relevant calculation period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such calculation period, (b) the permanent repayment, defeasance or satisfaction and discharge of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant calculation period, as the case may be, as if such Indebtedness had been retired, repaid, defeased or satisfied and discharged on the first day of such calculation period, and (c) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant calculation period, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:
(i)    all Indebtedness (a) (other than revolving Indebtedness, except to the extent such revolving Indebtedness is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Restricted Payment) incurred or issued after the first day of the relevant calculation period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such calculation period, and remain outstanding through the date of determination and (b) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed, defeased or satisfied and discharged after the first day of the relevant calculation period, as the case may be, shall be deemed to have been retired, redeemed, defeased or satisfied and discharged on the first day of such calculation period, as the case may be, and remain retired through the date of determination;
(ii)    all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (a) the rate applicable thereto, in the case of fixed rate Indebtedness, or (b) the rates which would have been applicable thereto during the respective period when such Indebtedness was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while such Indebtedness was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while such Indebtedness was actually outstanding); provided, that, all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii)    in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected after the first day of the calculation period as if same had occurred on the first day of the respective calculation period, as the case may be, and taking into account, in the case of any Permitted Acquisition, any Pro Forma Cost Savings, as if such cost savings were realized on the first day of the respective period; provided, that (x) the aggregate amount of such cost savings for any period shall not exceed 15% of Consolidated EBITDA (as adjusted) for such period and (y) if the aggregate cost savings pursuant hereto exceeds $4,000,000 for any such Permitted Acquisition or Significant Asset Sale, all such cost savings shall be certified by a third party nationally recognized valuation firm selected by the Borrower and reasonably acceptable to the Agents.
"Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs, integration and other synergies (including improvements to gross margins) and related adjustments that (a) are directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the respective calculation period, (b) were actually implemented with respect to any acquisition within 12 months after the date of the acquisition and prior to the respective calculation period that are supportable and quantifiable by underlying accounting records or (c) the Borrower reasonably determines are expected to be realized within 12 months of the respective calculation period and, in each case are set forth, as provided below, in an officer's certificate of an Authorized Officer of the Borrower, as if all such reductions in costs and integration and other synergies had been effected as of the beginning of such period. "Pro Forma Cost Savings" set forth above shall be established by a certificate delivered to the Administrative Agent from an Authorized Officer of the Borrower that outlines the specific actions taken or to be taken and the benefit achieved or to be achieved from each such action and, in the case of clause (c) above, that states such benefits have been determined to be probable.
"Pro Rata Share" means:
(a)    with respect to a Lender's obligation to make the Term Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) the sum of such Lender's Term Loan Commitment plus such Lender's Delayed Draw Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan; and
(b)    with respect to all other matters (including the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i)  the unpaid principal amount of such Lender's portion of the Term Loan, by (ii)  the aggregate unpaid principal amount of the Term Loan.
"Proceeds" means (a) all "proceeds" (as defined in Article 9 of the Uniform Commercial Code) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.
"Projections" means financial projections of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vi).
"Published Rate" means the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Administrative Agent).
"Purchase Price" means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Borrower and its Subsidiaries after giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Acquisition.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is subject to a Cash Management Agreement.
"Qualified ECP Loan Party" means the Borrower or each Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity (other than a "commodity pool" as defined in Section 1a(10) of the Commodity Exchange Act and Commodity Futures Trading Commission regulations thereunder) that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.
"Real Property" means all real property owned or leased by the Borrower or any Guarantor.
"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of any Facility:
(a)    a Mortgage duly executed by the applicable Loan Party;
(b)    evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;
(c)    a Title Insurance Policy or bring-down of any existing Title Insurance Policy (as applicable) with respect to each Mortgage, dated as of the date such Title Insurance Policy is required to be delivered to the Collateral Agent;
(d)    a current ALTA survey and a surveyor's certificate, in form and substance reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a licensed professional surveyor reasonably satisfactory to the Collateral Agent;
(e)    a customary opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;
(f)    if reasonably requested by the Collateral Agent, a Phase I Environmental Site Assessment and reliance letter with respect to such Real Property, prepared by a company reasonably satisfactory to the Collateral Agent;
(g)    such documentation and information reasonably requested by either Agent to ensure that each Lender is in compliance with the Flood Laws applicable to any Real Property that is subject to a Mortgage, including providing the Agents with the address and/or GPS coordinates of each structure on any Real Property that is or will be subject to a Mortgage in favor of Collateral Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to or upon such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws; and
(h)    such other agreements, instruments and other documents (including opinions of counsel and zoning or other regulatory letters issued by the applicable Governmental Authority) as the Collateral Agent may reasonably require.
"Recipient" means the Administrative Agent and any Lender.
"Reference Bank" means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.
"Reference Rate" means, for any day, a fluctuating per annum rate of interest (fluctuating on a daily basis) equal to the highest of (i) the rate of interest publicly announced from time to time by the Reference Bank in New York, New York as its reference rate, base rate or prime rate (it being understood and agreed that (a) the reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers and (b) each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective), (ii) the Federal Funds Open Rate plus 1/2 of 1% (0.5%) and (iii) the Published Rate divided by a number equal to 1.00 minus the reserve percentage plus 100 basis points (1%); provided that, at no time shall the Reference Rate be less than 3.00%.
"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.
"Register" has the meaning specified therefor in Section 12.07(d).
"Registered Intellectual Property" means Intellectual Property that is issued, registered, renewed or the subject of a pending application.
"Regulation T, U or X" means Regulation T, Regulation U and Regulation X, in each case, of the Board or any successor, individually or collectively, as the context requires, as the same may be amended or supplemented from time to time.
"Reinvestment Eligible Funds" means (a) the Net Cash Proceeds which, but for the application of Section 2.05(c)(v), would be required to be used to prepay the Term Loan pursuant to Section 2.05(c)(ii), or (b) Extraordinary Receipts consisting of insurance or condemnation proceeds paid as the result of loss, destruction, casualty, condemnation or expropriation which, but for the application of Section 2.05(c)(v), would be required to be used to prepay the Term Loan pursuant to Section 2.05(c)(iv).
"Reinvestment Notice" has the meaning specified therefor in Section 2.05(c)(v).
"Reinvestment Period" has the meaning specified therefor in Section 2.05(c)(v).
"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the environment.
"Remedial Action" means all actions required by Environmental Laws taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate or in any other way address Hazardous Materials in the environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.
"Report" has the meaning specified therefor in Section 10.13(a).
"Reportable Compliance Event" means that any Covered Entity becomes a Sanctioned Person, or, to the knowledge of any Loan Party or any of its subsidiaries, is indicted, arraigned or subject to formal criminal charges in connection with any Anti-Money Laundering and Anti-Terrorism Law or any Anti-Corruption Law, or, with respect to any Loan Party or Subsidiary, self-discovers facts or circumstances implicating any aspect of its operations that leads the Covered Entity to conclude that there is a material violation of any applicable Anti-Money Laundering and Anti-Terrorism Law or any Anti-Corruption Law.
"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
"Required Lenders" means Lenders whose Pro Rata Shares aggregate more than 50%.
"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, municipal, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Reserve Percentage" means as of any day the maximum percentage (expressed as a decimal) in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities").
"Restricted Payments" has the meaning specified therefor in Section 7.02(h).
"Sale and Leaseback Transaction" means, with respect to the Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Borrower or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC).
"Sanctioned Country" means at any time, a country or territory which is itself the subject or target of any Sanctions.
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
"Secured Party" means, individually or collectively as the context requires, any Agent and any Lender.
"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
"Securitization" has the meaning specified therefor in Section 12.07(k).
"Security Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time, securing the Obligations as set forth therein and delivered to the Collateral Agent.
"Seller" means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.
"Senior Leverage Ratio" means, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the ratio of (a) the amount of Consolidated Funded Indebtedness (excluding any Subordinated Indebtedness) of such Person and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period; provided, however, that the Consolidated Total Funded Indebtedness component of the Senior Leverage Ratio for any period shall not include the amount of the Convertible Bonds then outstanding.
"Senior Officer" means, with respect to any Person, such Person's chief executive officer, chief financial officer, chief operating officer, secretary or President (or any other officer of such Person acting in any capacity similar to the foregoing).
"Significant Asset Sale" means any Disposition or series of related Dispositions to Persons that are not Loan Parties or Affiliates of Loan Parties (i.e., separate assets being sold, transferred or otherwise disposed of as part of an identifiable group of assets and within a reasonably limited time period) constituting Permitted Dispositions that are not made in the ordinary course of business where the aggregate consideration therefor is equal to, or in excess of, $10,000,000.
"Solvent" means, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, on a going concern basis is not less than the total liabilities of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis as they become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to realize upon their assets and pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (d) the Borrower and its Subsidiaries on a consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) the Borrower and its Subsidiaries on a consolidated basis are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower and its Subsidiaries' property on a consolidated basis would constitute unreasonably small capital.
"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.
"Subordinated Indebtedness" means (a) any subordinated Indebtedness permitted pursuant to clause (s) of the definition of Permitted Indebtedness in accordance with the terms and conditions set forth therein, and (b) any other Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Agents and the Required Lenders which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents.
"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.
"Swap" means any "swap" as defined in Section 1a(47) of the Commodity Exchange Act and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodity Exchange Act, or (b) a commodity option entered into pursuant to Commodity Futures Trading Commission Regulation 32.3(a).
"Swap Obligation" means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Hedge Agreement.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Tax Restructuring" means any restructuring involving any of the Loan Parties or their Subsidiaries undertaken to eliminate or mitigate the effects of any investment in “United States property” (as defined in Section 956(c) of the Code), including, but not limited to, any actual or deemed liquidation, distribution, contribution, spin-off, merger or other reorganization involving any of the Loan Parties or their Subsidiaries, as reasonably determined by the Borrower and the Agents acting in good faith.
"Term Loan" means, collectively, the loans made by the Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a) and any Delayed Draw Term Loans.
"Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make a term loan to the Borrower on the Effective Date in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
"Term Loan Lender" means a Lender with a Term Loan Commitment, Delayed Draw Term Loan Commitment, a Term Loan or a Delayed Draw Term Loan.
"Term Loan Obligations" means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA, (c) the filing of a notice of intent to terminate an Employee Plan in a non-standard termination or the treatment of an Employee Plan amendment as a non-standard termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
"Title Insurance Policy" means a mortgagee's loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.
"Total Commitment" means the Total Term Loan Commitment.
"Total Term Loan Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments and Delayed Draw Term Loan Commitments.
"Transactions" means, collectively, the transactions to occur on or about the Effective Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the making of the Loans hereunder and (b) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.
"Transferee" has the meaning specified therefor in Section 2.09(f).
"Treasury Regulations" means the United States Treasury regulations issued from time to time.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning specified therefor in Section 2.09(e)(ii)(B)(3).
"Uniform Commercial Code" or "UCC" has the meaning specified therefor in Section 1.04.
"Unused Line Fee" has the meaning specified therefor in Section 2.06(a).
"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006).
"WARN" has the meaning specified therefor in Section 6.01(z).
"Withholding Agent" means any Loan Party and the Administrative Agent.
Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and (f) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). Any reference to cash and Cash Equivalents with respect to which the Collateral Agent is the depositary or securities intermediary, or any combination thereof shall be construed to mean cash and Cash Equivalents on deposit with or in securities accounts with Collateral Agent only to the extent the Collateral Agent is a depositary bank or registered securities intermediary.
Section 1.03    Certain Matters of Construction. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent (or any subagent or designee or delegee of any Agent), any agreement entered into by any Agent (or any subagent or designee or delegee of any Agent) pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent (or any subagent or designee or delegee of any Agent) pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent (or any subagent or designee or delegee of any Agent), shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, unless otherwise indicated, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of any Loan Party or (ii) the knowledge that a Senior Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. Unless otherwise provided, all financial calculations shall be performed with Inventory using the specific identification method of accounting. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
Section 1.04    Accounting and Other Terms.
(a)    Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements except as noted in the definition of GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code" or the "UCC") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.
(c)    Notwithstanding anything in the Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective.
(d)    For purposes of determining compliance with the financial covenants set forth in Section 7.03 hereof, such covenants shall be tested on Pro Forma Basis to the extent an action specified in the definition thereof occurs during the applicable four consecutive Fiscal Quarter test period as if such action had occurred at the beginning of such test period.
Section 1.05    Grupo Finmart. Notwithstanding anything to the contrary in this Agreement, so long as Grupo Finmart is classified as a discontinued operation in accordance with GAAP for the duration of any relevant period, (x) the assets, liabilities (including Indebtedness), revenues, expenses and results of operations of (i) Grupo Finmart and its subsidiaries, (ii) any variable interest entity of which Grupo Finmart is a beneficiary, and (iii) any securitization trust of which Grupo Finmart is a beneficiary, in each case shall be disregarded and excluded for purposes of calculating any financial maintenance covenant (or any component thereof) set forth in Section 7.03 and for purposes of calculating any other financial covenant, ratio, test or condition (or any component of any thereof) that is included in any other provision of this Agreement, including any such test or condition requiring the calculation of the Senior Leverage Ratio or the Fixed Charge Coverage Ratio on a Pro Forma Basis, and (y) Grupo Finmart and its subsidiaries (i) shall not be restricted by the terms and conditions of this Agreement and (ii) shall be deemed not to be a subsidiary of any Loan Party or any of their other Subsidiaries for purposes of this Agreement and the other Loan Documents (except, in each case of clauses (i) and (ii), with respect to transactions entered into with the Borrower or any of its other Subsidiaries).
Section 1.06    Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.
ARTICLE II

THE LOANS
Section 2.01    Commitments and Delayed Draw Term Loans. %3) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Term Loan Lender severally agrees to make (a) a portion of the Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan Commitment, and (b) Delayed Draw Term Loans to the Borrower after the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Delayed Draw Term Loan Commitment, on the terms and conditions set forth herein.
(a)    Notwithstanding the foregoing, (i) the aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Term Loan Commitment and (ii) the aggregate principal amount of the Delayed Draw Term Loans made after the Effective date shall not exceed the Delayed Draw Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.
(b)    Delayed Draw Term Loan.
(i)    Request. At any time following the Effective Date and prior to the Delayed Draw Term Loan Commitment Termination Date, the Borrower may, by written notice to the Administrative Agent in accordance with Section 2.02 (a "Delayed Draw Term Loan Request"), request one or more additional term loans (each such term loan, a "Delayed Draw Term Loan") in Dollars in an aggregate amount not to exceed $50,000,000; provided, that no commitment of any Lender shall be increased without the consent of such Lender. Such notice shall set forth (A) the amount of the Delayed Draw Term Loan being requested (which shall be in a minimum amount of $5,000,000 or such lesser total available amount of the Delayed Draw Term Loan Commitment), (B) the date (the "Delayed Draw Term Loan Effective Date") on which such Delayed Draw Term Loan is requested to become effective (which, unless otherwise agreed by the Administrative Agent, shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (C) whether the Delayed Draw Term Loan is to initially be a LIBOR Rate Loan or a Reference Rate Loan (and, if a LIBOR Rate Loan, the Interest Period therefor).
(ii)    [Reserved].
(iii)    Conditions. The Delayed Draw Term Loan shall not become effective under this Section 2.01(c) unless, after giving effect to the Delayed Draw Term Loan and the application of the proceeds therefrom:
(A)    the conditions set forth in Section 5.02 have been satisfied;
(B)    the Senior Leverage Ratio, calculated on a Pro Forma Basis for any period of four consecutive Fiscal Quarters of the Borrower ending as of the last day of the quarter for which the Borrower's financial statements were most recently delivered to the Agents, shall not exceed 2.25 to 1.00 (such calculation to exclude the amount of the Convertible Bonds then outstanding);
(C)    the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 7.03(b); and
(D)    the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying as to the foregoing (which certificate may be included in the applicable Notice of Borrowing).
Section 2.02    Making the Loans. %3) The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit B hereto (a "Notice of Borrowing")), not later than 1:00 p.m. (New York City time) on the date which is 10 Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing, in its sole discretion, to accommodate from time to time, it being understood and agreed that with respect to the Term Loan to be funded on the Effective Date, the Borrower shall be permitted to deliver, and the Administrative Agent shall accept, a Notice of Borrowing dated one (1) Business Day prior to the Effective Date. Such Notice of Borrowing shall be irrevocable (except with respect to the initial Notice of Borrowing, which may be conditioned on closing this Agreement) and shall specify (i) the principal amount and type of the proposed Loan, (ii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iii) the use of the proceeds of such proposed Loan, and (iv) the proposed borrowing date, which must be a Business Day, and, with respect to the initial Term Loan, must be the Effective Date. If no election as to the type of Loan is specified, then the requested Loan shall be a Reference Rate Loan. If no Interest Period is specified with respect to any requested LIBOR Rate Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Each Loan shall be made in Dollars. The Administrative Agent and the Lenders may act without liability upon the basis of written, facsimile or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on the authority of any Authorized Officer of the Borrower to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
(a)    [Reserved].
(b)    Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.
Section 2.03    Repayment of Loans; Evidence of Debt. %3) The Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the date of the acceleration of the Term Loan in accordance with the terms hereof and (ii) the Final Maturity Date.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(c)    The Register and the corresponding entries made in the accounts maintained pursuant to Section 2.03(b) or Section 2.03(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the Register and the corresponding entries made in the accounts maintained pursuant to Section 2.03(b) and the accounts maintained pursuant to Section 2.03(c), the Register and the corresponding accounts maintained pursuant to Section 2.03(c) shall govern and control.
(d)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
Section 2.04    Interest.
(a)    Term Loan. Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Term Loan is made until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.
(b)    Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default and so long as written notice is provided by the Administrative Agent to the Borrower, at the election of any Agent or the Required Lenders, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate. All interest and other amounts payable pursuant to this Section 2.04(b) shall be payable on demand.
(c)    Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.
(d)    General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
Section 2.05    Reduction of Commitment; Prepayment of Loans.
(a)    Reduction of Commitments.
(i)    The Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date. The Delayed Draw Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Delayed Draw Term Loan Commitment Termination Date.
(ii)    The Borrower may reduce the Delayed Draw Term Loan Commitment to an amount (which may be zero) not less than the aggregate principal amount of all Delayed Draw Term Loans not yet made as to which a Delayed Draw Term Loan Request has been given by the Borrower under Section 2.01(c). Each such reduction shall be (1) in an amount which is an integral multiple of $5,000,000 (or by the full amount of the Delayed Draw Term Loan Commitment in effect immediately prior to such reduction if such amount at that time is less than $5,000,000), (2) made by providing not less than 5 Business Days' prior written notice to the Administrative Agent, and (3) irrevocable. Once reduced, the Delayed Draw Term Loan Commitment may not be increased. Each such reduction of the Delayed Draw Term Loan Commitment shall reduce the Delayed Draw Term Loan Commitment of each Lender proportionally in accordance with its Pro Rate Share thereof.
(b)    Optional Prepayment.
(i)    Term Loan. The Borrower may, at any time and from time to time, upon at least 5 Business Days' prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this clause (b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan.
(ii)    Termination of Agreement. The Borrower may, upon at least 5 Business Days' prior written notice to the Administrative Agent, terminate this Agreement by Paying in Full to the Administrative Agent, in cash, the Obligations, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement; provided that such notice of termination may provide that it is conditioned upon the consummation of a transaction which is contemplated to result in a termination of this Agreement, in which event, such notice may be conditioned upon the consummation of such transaction and may be revoked if such transaction is not consummated. When all Obligations hereunder which are accrued and payable have been Paid In Full or satisfied, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.
(c)    Mandatory Prepayment.
(i)    [Reserved].
(ii)    Subject to clauses (v) and (vi) below, within three (3) Business Days after any Disposition (excluding Dispositions permitted under clauses (a), (b), (c), (e), (f), (g), (h), (j), (k), (l) and (n) (to the extent constituting an Excluded Equity Issuance) of the definition of Permitted Dispositions; provided that Permitted Dispositions referred to in clauses (g) and (l) shall be governed by Section 2.05(c)(iv)) by any Loan Party or its Subsidiaries, or within five (5) Business Days (or such longer period as may be reasonably agreed to by the Collateral Agent), in the case of any Disposition by any Loan Party or its Subsidiaries located in a jurisdiction outside the United States, the Borrower shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by the Loan Parties (and not paid to the Administrative Agent as a prepayment of the applicable Loans) shall exceed $1,000,000 in any Fiscal Year. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(iii).
(iii)    Within one (1) Business Day of any Loan Party or any of its Subsidiaries' receipt of the Net Cash Proceeds from any issued or incurred Indebtedness (other than Permitted Indebtedness) or any issuance of Equity Interests or five (5) Business Days (or such longer period as may be reasonably agreed to by the Collateral Agent) in respect of receipt of the Net Cash proceeds from any issuance or incurrence of such Indebtedness or issuance of Equity Interests by any Foreign Subsidiaries of the Borrower (other than (A) Excluded Equity Issuances and (B) Equity Interests issued as consideration or in exchange for (or the proceeds of which are used for) the redemption of the Convertible Bonds, Indebtedness of Grupo Finmart or other Permitted Indebtedness or as consideration for the Purchase Price of a Permitted Acquisition or Permitted Investment), the Borrower shall prepay the outstanding amount of the Obligations in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.
(iv)    Subject to clause (v) below, within seven (7) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in an amount exceeding $1,000,000 in any Fiscal Year, the Borrower shall prepay the outstanding principal of the Obligations in an amount equal to 100% of the Net Cash Proceeds in excess of $1,000,000 received by such Person in connection therewith; provided that if the Borrower's the Borrower's Senior Leverage Ratio (excluding the amount of the Convertible Bonds then outstanding) calculated on a Pro Forma Basis for any period of four consecutive Fiscal Quarters ending as of the last day of the quarter for which the Borrower's financial statements were most recently delivered to the Agents is less than 1.00:1.00 and Minimum Liquidity is at least $45,000,000 on the date such Loan Party or any of its Subsidiaries receives such Extraordinary Receipts, the Borrower shall not be required to make such prepayment.
(v)    Notwithstanding the foregoing, (A) the Borrower shall not be required to make a prepayment otherwise required pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv) with Reinvestment Eligible Funds that are required to prepay the Obligations so long as: (I) such Reinvestment Eligible Funds shall be used to purchase, replace, repair or restore properties or assets constituting Collateral to the extent such Reinvestment Eligible Funds relate to assets that were Collateral, (II) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds, (III) the Borrower notifies the Administrative Agent (the "Reinvestment Notice") within 10 Business Days after such Disposition or loss (the "Reinvestment Period") of the intent of the applicable Person to use such Reinvestment Eligible Funds to purchase, replace, repair or restore properties or assets used in such Person's business within a period specified in such certificate not to exceed 270 days after the date of receipt of such Reinvestment Eligible Funds and (IV) such Reinvestment Eligible Funds are deposited in a Controlled Deposit Account; provided that if all or any portion of such Reinvestment Eligible Funds are not used in accordance with this clause (A) within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the prepay the Obligations in in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.
(vi)    Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to Section 2.05(c)(ii) after the occurrence of a Disposition described in clause (d) or (n) of the definition of Permitted Disposition, so long as: (A) at the time of such Permitted Disposition, the Borrower's Senior Leverage Ratio (excluding the amount of the Convertible Bonds then outstanding) calculated on a Pro Forma Basis for any period of four consecutive Fiscal Quarters ending as of the last day of the quarter for which the Borrower's financial statements were most recently delivered to the Agents is less than 1.00:1.00, and (B) the Minimum Liquidity is at least $45,000,000 after giving pro forma effect to such Permitted Disposition.
(d)    Application of Payments. After the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments and other Proceeds of Collateral in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).
(e)    Interest and Fees. Any prepayment made pursuant to Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.07(e) and (iii) in the case of any prepayment required to be made pursuant to Section 2.05(c)(ii) or (c)(iii), the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans.
(f)    Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.
Section 2.06    Fees.
(a)    Delayed Draw Unused Line Fee. From and after the Effective Date and until the Delayed Draw Commitment Termination Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders holding a Delayed Draw Term Loan Commitment, in accordance with their Pro Rata Shares (calculated in accordance with clause (a) of the definition thereof), monthly in arrears on the first day of each month commencing after the Effective Date, an unused line fee (the "Unused Line Fee"), which shall accrue at the rate per annum of 2.75% on the excess, if any, of the Delayed Draw Term Loan Commitment over the sum of the average principal amount of all Delayed Draw Term Loans outstanding from time to time during the preceding month.
(b)    Loan Servicing Fee. From and after the Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Agents, a non-refundable loan servicing fee (the "Loan Servicing Fee") equal to $15,000 each quarter, which shall be deemed fully earned when paid and which shall be payable on the Effective Date (payable ratably based on the number of days remaining in the calendar quarter in which the Effective Date occurs) and quarterly in advance thereafter on the first day of each calendar quarter commencing after the Effective Date.
(c)    Closing Fee. (i) On the Effective Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender holding a Term Loan Commitment, a non-refundable closing fee (the "Term Loan Closing Fee") in an aggregate amount for all Lenders equal to $875,000, which shall be deemed fully earned when paid, and (ii) on the Effective Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender holding a Delayed Draw Term Loan Commitment, in accordance with a written agreement among the Lenders, a non-refundable closing fee (the "Delayed Draw Closing Fee", and together with the Term Loan Closing Fee, the "Closing Fee") in an aggregate amount for all Lenders equal to $437,500, which shall be deemed fully earned when paid.
(d)    Delayed Draw Funding Fee. On the date any Delayed Draw Term Loan is funded to the Borrower, the Borrower shall pay to the Administrative Agent, for the account of each Lender holding a Delayed Draw Term Loan Commitment, a non-refundable funding fee (the "Delayed Draw Funding Fee") in an aggregate amount for all Lenders equal to 0.875% of the principal amount of such Delayed Draw Term Loan, which shall be deemed fully earned when paid.
(e)    Applicable Prepayment Premium. In the event of (i) an optional prepayment of the Term Loans pursuant to Section 2.05(b)(i) or (ii) a mandatory prepayment of the Loans pursuant to Section 2.05(c)(ii), Section 2.05(c)(iii) (to the extent such prepayment is made in connection with an Equity Issuance), or the termination of this Agreement at any time prior to the Final Maturity Date, for any reason, including (A) termination of this Agreement upon the election of the Required Lenders after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(e) or Section 9.01(g), automatically upon the occurrence thereof), (B) foreclosure and sale of Collateral, (C) sale of Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such prepayments or such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, the Applicable Prepayment Premium, measured as of the date of any such prepayment or termination, as applicable.
(f)    Audit and Collateral Monitoring Fees. Each Loan Party acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any Loan Party or conduct audits, or corporate inspections or reviews of the books and records of any Loan Party and valuations or appraisals of any or all of the Collateral or business or enterprise valuations of the Loan Parties at any time and from time to time during normal business hours and so long as no Event of Default has occurred and is continuing, upon reasonable prior notice, in a manner so as to not unduly disrupt the business of such Loan Party (it being understood that, so long as no Event of Default is continuing, such visitations, audits, reviews, valuations and appraisals are intended to be conducted via a visit to and review of the corporate books, accounts and records located at the Borrower’s headquarters and are not intended to primarily include on-site store-level inventory reviews). The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner's reasonable and documented out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections, audits, valuations, appraisals and/or reviews and (ii) the reasonable cost of any Field Survey and Audit and any other visits, inspections, audits, valuations, appraisals and/or examinations conducted by a third party on behalf of the Agents. The foregoing notwithstanding, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to reimburse the Agents or Lenders for more than one Field Survey and Audits in any Fiscal Year.
Section 2.07    LIBOR Option.
(a)    In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate. Each Interest Period of a LIBOR Rate Loan made to the Borrower shall commence on the date such LIBOR Rate Loan is made and shall end on such date as the Borrower may elect as set forth in subsection 2.02(a) above; provided that no Interest Period shall end after the last day of the Final Maturity Date. If an Event of Default occurs and is continuing, the Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, convert such loan into a Reference Rate Loan and no further LIBOR Rate Loans shall be available during the continuance of such Event of Default.
(b)    The Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan made to the Borrower by its Notice of Borrowing given to the Administrative Agent pursuant to Section 2.02(a) or by its notice of conversion given to the Administrative Agent pursuant to Section 2.07(c), as the case may be. The Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Administrative Agent of such duration not later than 1:00 p.m. (New York City time) on the day which is not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If the Administrative Agent does not receive timely notice of the Interest Period elected by the Borrower, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loan to a LIBOR Rate Loan with a one-month Interest Period, subject to Section 2.07(c) herein below.
(c)    The Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan made to the Borrower, or on any Business Day with respect to Reference Rate Loans, convert any such loan into a loan of another type (i.e., a Reference Rate Loan or a LIBOR Rate Loan) in the same aggregate principal amount, provided that any conversion of a LIBOR Rate Loan made to the Borrower not made on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan shall be subject to Section 2.07(e). If the Borrower desires to convert a Loan, the Borrower shall give the Administrative Agent a Notice of Borrowing by no later than 4:00 p.m. (New York City time) (i) on the day which is three (3) Business Days' prior to the date on which such conversion is to occur with respect to a conversion from a Reference Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Reference Rate Loan, specifying, in each case, the date of such conversion, the Loans to be converted and if the conversion is from a Reference Rate Loan to a LIBOR Rate Loan, the duration of the first Interest Period therefor.
(d)    Subject to Section 2.05(b), the Borrower may prepay the LIBOR Rate Loans in whole at any time or in part from time to time, together with accrued interest on the principal being prepaid to the date of such repayment in the case of any LIBOR Rate Loan made to it, and the Borrower shall specify the date of prepayment of Loans which are LIBOR Rate Loans, the Loan to which such prepayment is to be applied and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then-current Interest Period with respect thereto, the Borrower shall indemnify the Administrative Agent and Lenders therefor in accordance with Section 2.07(e) hereof.
(e)    The Borrower shall indemnify the Agents and Lenders and hold the Agents and Lenders harmless from and against any and all losses, costs or expenses, excluding the loss of any margin, including any margin that would apply as a result of any interest rate floor, above the LIBOR Rates (such losses, costs and expenses, collectively, "Funding Losses") that the Agents and Lenders may sustain or incur as a consequence of any mandatory or voluntary prepayment, conversion of or any default by the Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by the Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by the Agents or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder (it being agreed that the Agents and Lenders shall be entitled to such indemnification on such basis solely to the extent they have actually obtained such funds to make or maintain its LIBOR Rate Loans hereunder and incurred such losses, costs, or expenses). A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Borrower shall be conclusive absent manifest error.
(f)    Notwithstanding any other provision hereof, if any Requirement of Law, or any Change in Law, shall make it unlawful for any Lender (for purposes of this subsection (f), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders to make LIBOR Rate Loans hereunder shall forthwith be cancelled and the Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from the Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, the Borrower shall pay the Administrative Agent, upon the Administrative Agent's request, such amount or amounts as may be necessary to compensate Lenders for any Funding Losses sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion in accordance with Section 2.07(e). A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Borrower shall be conclusive absent manifest error.
(g)    In the event that any Agent or any Lender shall have reasonably determined that:
(i)    reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.02(a) hereof for any Interest Period; or
(ii)    dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Reference Rate Loan into a LIBOR Rate Loan,
(iii)    a Default or an Event of Default has occurred and is continuing, then upon notice of the same being given to the Administrative Agent, the Administrative Agent shall give the Borrower prompt written, telephonic or electronic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Reference Rate Loan, unless the Borrower shall notify the Administrative Agent no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Reference Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Reference Rate Loan, or, if the Borrower shall notify the Administrative Agent, no later than 11:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Reference Rate Loan at the end of the applicable Interest Period. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and the Borrower shall not have the right to convert a Reference Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.
(h)    Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
Section 2.08    [Reserved].
Section 2.09    Taxes. %3)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.09(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(a)    In addition, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law (or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes).
(b)    Without duplication of any obligation under Section 2.09(a), the Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If the Borrower reasonably believes that any such Indemnified Taxes were not correctly or legally asserted, then at the Borrower's request the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the applicable Loan Party in pursuing a refund of such Indemnified Taxes so long as such efforts would not, in the sole determination exercised in good faith of the Administrative Agent or affected Lender, result in any material additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)    As soon as practicable after the payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.09, such Loan Party shall deliver to the Administrative Agent the original or a copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    (%4)    Any Lender that is entitled to an exemption from or a reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Agent, at the time or times reasonably requested by the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Agent as will enable the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, or IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct or indirect partner; and
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, for the benefit of the Loan Parties, and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, a Loan Party or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming an exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, a Loan Party or the Administrative Agent to determine the withholding or deduction required to be made.
(D)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.
(e)    Any Secured Party or assignee thereof, including a holder of a participation (a "Transferee") claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if the making of such a filing, change or assignment would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Secured Party (or Transferee) to disclose any information such Secured Party (or Transferee) deems confidential and would not, in the sole determination of such Secured Party (or Transferee), be otherwise disadvantageous to such Secured Party (or Transferee).
(f)    If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of, or credit with respect to, any Taxes as to which it has been indemnified pursuant to this Section 2.09 including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.09(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.09(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.09(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.09(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    If a payment made to a Lender (or Transferee) or any Agent under any Loan Document would be subject to U.S. withholding tax imposed by FATCA if such Lender (or Transferee) or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee) or Agent shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender (or Transferee) or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), "FATCA" shall include any amendments made to FATCA after the date of this Agreement. Any forms, certifications or other documentation under this clause (h) shall be delivered by each Lender (or Transferee) and each Agent.
(h)    On or before the date on which Fortress Credit Co LLC (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two executed copies of IRS Form W-9 establishing that the Borrower can make payments to the Administrative Agent exempt from U.S. backup withholding tax.
(i)    The obligations of the Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder until a date that is 30 days following the survival of the statute of limitations applicable to the relevant Tax. To the extent that the Borrower shall reasonably so request, the Administrative Agent shall deliver copies of any tax forms received by it from any Lender pursuant to this Section 2.09.
Section 2.10    Increased Costs and Reduced Return. %3) If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any Tax with respect to this Agreement or any Loan made by such Agent or such Lender (other than Taxes that are (A) Indemnified Taxes, (B) Taxes described in any of clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.
(a)    If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained or any guaranty or participation with respect thereto, such Secured Party's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party's such other controlling Person's capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any guaranty or participation with respect thereto or any agreement to make Loans or such Secured Party's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Secured Party's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party's or such other controlling Person's capital.
(b)    All amounts payable under this Section 2.10 shall bear interest from the date that is 30 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.
(c)    Failure or delay on the part of any Secured Party to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Secured Party's right to demand such compensation; provided that the Borrower shall not be required to compensate a Secured Party pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Secured Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Secured Party's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(d)    The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.11    Changes, in Law; Impracticability or Illegality.
(a)    Without duplication of Section 2.10, the LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (%4) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (%4) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).
(b)    In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrower shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.
(c)    The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.12    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requires the Borrower to pay any additional amounts under Section 2.09 or requests compensation under Section 2.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender (other than Fortress and its Related Funds) requires the Borrower to pay any additional amounts under Section 2.09, requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Agents any assignment fees specified in Section 12.07;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08 and Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable law.
Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above. If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Any such assignment shall be made in accordance with the terms of Section 12.07. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III

RESERVED.
ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS JOINT AND SEVERAL LIABILITY OF BORROWERS
Section 4.01    Payments; Computations and Statements. %3) The Borrower will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account. All payments received by the Administrative Agent after 1:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the applicable Lenders in accordance with their applicable Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
(a)    The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.
Section 4.02    Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith (a) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (b) purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the applicable provisions of this Agreement; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered) and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 4.03    Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:
(a)    All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein.
(b)    After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations and proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Agent Advances until paid in full; (iii) third, to pay principal of the Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Prepayment Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Prepayment Premium then due and payable to the Lenders until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.
(c)    In each instance, so long as no Event of Default has occurred and is continuing and except as otherwise expressly provided herein, Section 4.03(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loans in accordance with the terms and conditions of Section 2.05.
(d)    For purposes of Section 4.03(b) (other than clause (viii) thereof), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (viii), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(e)    In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.
Section 4.04    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)    The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be refunded to the Borrower. In accordance with the foregoing, the Administrative Agent shall refund to the Borrower the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. No Defaulting Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees to that Defaulting Lender).
(b)    Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.
(c)    The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of their duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.
(d)    This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrower shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made available by or on behalf of the Borrower while such Lender was a Defaulting Lender (including any such amounts subsequently refunded to the Borrower in accordance with Section 4.04(c), which shall be deemed forfeited by the applicable Defaulting Lender); provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.
ARTICLE V

CONDITIONS TO LOANS
Section 5.01    Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Agents:
(a)    Payment of Fees, Etc. The Borrower shall have paid on or before the Effective Date all reasonably and documented out-of-pocket fees, costs and expenses then payable pursuant to Section 2.06 and Section 12.04.
(b)    Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms, both immediately before and immediately after giving effect to the other Transactions.
(c)    Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.
(d)    Delivery of Documents. The Agents shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Agents and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:
(i)    this Agreement, duly executed by each of the parties thereto;
(ii)    a Security Agreement, duly executed by each applicable Loan Party, together with the original stock certificates representing all of the certificated Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank or other proper instruments of transfer (including such documents with respect to the subsidiaries of the Loan Parties organized in Mexico);
(iii)    [reserved];
(iv)    filing of appropriate financing statements on Form UCC‑1 in such office or offices as may be necessary or desirable to perfect the security interests purported to be created by each Security Agreement (to the extent such security interest can be perfected by the filing of such financing statements);
(v)    the results of searches for any effective UCC financing statements, tax Liens or judgment Liens, as the Agents shall have reasonably requested, filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);
(vi)    a Perfection Certificate, duly executed by the Borrower on behalf of the Loan Parties and completed in a manner reasonably satisfactory to the Collateral Agent;
(vii)    the Intercompany Subordination Agreement and Global Intercompany Note, duly executed by the Borrower and its Subsidiaries;
(viii)    a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents and the other Transactions to which such Loan Party is or will be a party and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;
(ix)    a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;
(x)    a certificate of the appropriate official(s) of the jurisdiction of organization of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdictions;
(xi)    a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction and it is common practice in such jurisdiction for such document to contain the organizational number;
(xii)    a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;
(xiii)    an opinion of Vinson & Elkins LLP, counsel to the Loan Parties as to such matters as the Collateral Agent may reasonably request;
(xiv)    a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);
(xv)    a copy of (A) the Financial Statements and (B) the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date as complying with the representations and warranties set forth in Section 6.01(g)(ii) by an Authorized Officer of the Borrower; and
(xvi)    a certificate of the chief financial officer of the Borrower, certifying as to the solvency of the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, which certificate shall be in the form set forth as Exhibit H.
(e)    Material Adverse Effect. Since June 30, 2016, there shall not have occurred any material adverse change with respect to the financial condition, business, operations assets or liabilities of the Borrower and its Subsidiaries, taken as a whole (a "Material Adverse Change"). For the avoidance of doubt, the disposition of Grupo Finmart shall not constitute a Material Adverse Change.
(f)    Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the Transactions shall have been obtained and shall be in full force and effect except with respect to third party approvals not material to the Borrower's operations. There shall exist no claim, action, suit, investigation, litigation or proceeding (including shareholder or derivative litigation), threatened in writing or pending in any court or before any arbitrator or Governmental Authority which relates to this Agreement or the Transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Change.
(g)    Minimum Liquidity. After giving effect to the consummation of the Transactions to be made on the Effective Date, the Borrower shall have Minimum Liquidity at least equal to the difference of (i) $50,000,000 minus (ii) any amounts expended on the Effective Date in connection with the settlement of the sale of Grupo Finmart. The Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying as to the matters set forth above and containing reasonably detailed calculations of Minimum Liquidity.
(h)    Senior Leverage Ratio. After giving effect to the consummation of the Transactions to be made on the Effective Date, the maximum Senior Leverage Ratio (excluding the Convertible Bonds) of the Loan Parties, for the trailing twelve month period ended June 30, 2016, calculated on a Pro Forma Basis after giving effect to the consummation of the Transactions, shall not be greater than 2.25:1.00. The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the matters set forth in this Section 5.01(h) and containing the calculation of the Senior Leverage Ratio.
Section 5.02    Conditions Precedent to All Loans . The obligation of any Agent or any Lender to make any Loan after the Effective Date is subject to the fulfillment, in a manner reasonably satisfactory to the Administrative Agent, of each of the following conditions precedent:
(a)    Payment of Fees, Etc. The Borrower shall have paid all reasonable and documented out-of-pocket fees, costs and expenses then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including Section 2.06 and Section 12.04 hereof.
(b)    Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower's acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date, and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.
(c)    Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Secured Party.
(d)    Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.
(e)    Delayed Draw Term Loan. In addition to the conditions set forth in this Section 5.02, the conditions set forth in Section 2.01(c)(iii) shall have been satisfied.
Section 5.03    Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default (unless such date is otherwise extended by the Administrative Agent) and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):
(a)    On or prior to October 15, 2016 (or such later date as is agreed to by the Collateral Agent in its sole discretion if the Borrower is diligently pursuing such matters), the Collateral Agent shall have received an opinion of local counsel to the Loan Parties organized in Minnesota and Nevada, each as to matters as the Collateral Agent may reasonably request; provided, that, no such opinions shall be required in the event that the transactions referred to in Items 3 through 5 of Part B of Schedule 7.02(c) have been consummated on or prior to such date.
(b)    The actions set forth in Item 4 of Part B of Schedule 1.01(B) within the time periods set forth therein.
(c)    Within 15 Business Days of the Effective Date (or such longer period as the Agents may agree to in their sole discretion), the Collateral Agent shall have received evidence of the insurance coverage and related endorsements required by Section 7.01(h), together with evidence of the payment of all premiums due in respect thereof for the current policy period as the Collateral Agent may request.
(d)    Within 6 Business Days of the Effective Date (or such longer period as the Agents may agree to in their sole discretion), the Collateral Agent shall have received the executed Mexican Security Documents, in form and substance acceptable to the Collateral Agent.
(e)    Within 10 Business Days of the Effective Date (or such longer period as the Agents may agree to in their sole discretion), the Collateral Agent shall have received the original replacement stock certificates for certain of the certificated Equity Interests accompanied by undated stock powers executed in blank or other proper instruments of transfer, as noted on the Schedule XI ("Pledged Shares") of the Security Agreement, or as otherwise requested by the Agents;
(f)    Within 3 Business Days of the Effective Date (or such longer period as the Agents may agree to in their sole discretion), the Collateral Agent shall have received the (x) stock certificate for the shares of EZMONEY Canada Holdings, Inc. and the accompanying executed stock power, and (y) original demand promissory note issued to John Thedford in the amount of $2,000,000, and an accompanying executed allonge.
(g)    Within (x) 30 days of the Effective Date (or such longer period as the Agents may agree to in their sole discretion), the Collateral Agent shall have received the executed joinders of (i) EZMONEY Canada Holdings, Inc., (ii) EZMONEY Tario, Inc., (iii) EZCORP 2015 Asia-Pacific PTE LTD, (iv) EZPAWN Services Mexico S de RL de CV, (v) EZ Talent S de RL de DV and (vi) EZPAWN Management Mexico S de RL de CV to the Intercompany Subordination Agreement and the Global Intercompany Promissory Note, and (y) 6 months of the Effective Date (or such longer period as the Agents may agree to in their sole discretion), the Collateral Agent shall have received the executed joinders of the Borrower's Subsidiaries that are not Loan Party as of the Effective Date (other than the entities set forth in clause (x) above and excluding Grupo Finmart and its Subsidiaries and Rich Data Corporation PTE, Ltd.) to the Intercompany Subordination Agreement and the Global Intercompany Promissory Note; provided, that no such executed joinder shall be required of any Subsidiary that has dissolved on or before such date.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
Section 6.01    Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:
(a)    Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and the other Transactions, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law or any Material Contract, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where any such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to result in a Material Adverse Effect.
(c)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral.
(d)    Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
(e)    Capitalization. On the Effective Date, after giving effect to the Transactions to occur on the Effective Date, the authorized Equity Interests of each of the Borrower's Subsidiaries and the issued and outstanding Equity Interests of each of the Borrower's Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of each of the Borrower's Subsidiaries have been validly issued and are fully paid and nonassessable, and, the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Borrower are owned by the Borrower or its Subsidiaries, as applicable, free and clear of all Liens (other than Permitted Liens). Except as described on Schedule 6.01(e), on the Effective Date, there are no outstanding equity securities of any of the Borrower's Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of the Borrower or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Borrower or any of its Subsidiaries.
(f)    Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the actual knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that could reasonably be expected to be adversely determined, and if adversely determined, could reasonably be expected to result in a Material Adverse Effect and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.
(g)    Financial Statements.
(i)    The Financial Statements, copies of which have been delivered to the Administrative Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, have been prepared in accordance with GAAP (subject, in the case of such unaudited financial statements, to the absence of footnotes and year-end adjustments). Since the date of the financial statements most recently delivered pursuant to Section 7.01(a)(iii), no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.
(ii)    The Borrower has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from October 1, 2016, through September 30, 2018 and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Years ending September 30, 2016 through September 30, 2022, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(v). Such Projections, as so updated, have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and the Borrower is not aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that projections by their nature are inherently uncertain, that actual results may differ significantly from the projected results and that such differences may be material and no assurances are being given that the results reflected in the Projections will be achieved.
(h)    Compliance with Law, Etc. The Transactions will not violate (i) the Governing Documents of any Loan Party, (ii) any Requirement of Law, or (iii) any term of any Material Contract binding on or otherwise affecting it or any of its properties, except in the case of clauses (ii) through (iii) to the extent such violations could not reasonably be expected to have a Material Adverse Effect.
(i)    ERISA. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Employee Plan is in compliance with ERISA and the IRC, (ii) no Termination Event has occurred or is reasonably expected to occur with respect to any Employee Plan, (iii) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (iv) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. No Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates will in the future incur any such withdrawal liability, except as could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect: no Loan Party or any of its ERISA Affiliates has (A) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (B) engaged in a transaction within the meaning of Section 4069 of ERISA or (C) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as could not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.
(j)    Taxes, Etc. All Federal and material state, local and foreign income tax returns required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges as shown as due therein have been paid (other than taxes, assessments, or governmental charges in an aggregate amount at any one time not to exceed $2,500,000), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
(k)    Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U and X.
(l)    Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) and business activities reasonably related, incidental or ancillary thereto.
(m)    [Intentionally Omitted].
(n)    Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent such failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent such suspension, revocation, impairment, forfeiture or non-renewal could not reasonably be expected to result in a Material Adverse Effect and there is no claim (excluding claims that could not reasonably be expected to have a Material Adverse Effect) that any thereof is not in full force and effect.
(o)    Properties. (%4) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all tangible property and assets material to its business, free and clear of all Liens, except Permitted Liens and, solely as to leasehold interests, except to the extent the failure to have such good and marketable title could not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty (to the extent fully covered by insurance subject to a deductible) and condemnation excepted.
(i)    Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all Real Property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party, except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect, except to the extent that the failure of such Lease to be valid and enforceable or in full force and effect could not reasonably be expected to result in a Material Adverse Effect and except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws. To the knowledge of any Loan Party, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease, except to the extent such event could not reasonably be expected to result in a Material Adverse Effect.
(p)    Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(q)    Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, including without limitation, the provisions of the Texas Pawnshop Act (Chapter 371 of the Texas Finance Code), the consumer loan provisions of the Texas Finance Code and provisions of the Brady Law and other laws, rules and regulations related to the regulation of firearms, and the provisions applicable to the business of running pawnshops in every state where the Loan Parties conduct their businesses, other than violations which could not reasonably be expected to have a Material Adverse Effect and except for matters related to Environmental Laws, which are covered in Section 6.01(r).
(r)    Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws; except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or, to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party which, in each case, could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party nor does any Loan Party have actual knowledge or notice of any threatened or pending Environmental Action against any Loan Party in each case which could reasonably be expected to result in a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or, to the knowledge of any Loan Party, formerly owned or operated by a Loan Party has been used as a disposal site for any Hazardous Material, except to the extent that any such use could not reasonably be expected to result in a Material Adverse Effect; and (vi) no Loan Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Loan Party under Environmental Laws which could reasonably be expected to result in a Material Adverse Effect.
(s)    Insurance. Each Loan Party maintains the insurance and required services and financial assurance as required by Section 7.01(h). Schedule 6.01(s) sets forth a list of all insurance policies maintained by each Loan Party on the Effective Date. Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by the Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to any Real Property that is subject to a Mortgage, if applicable, including, but not limited to, providing Collateral Agent with the address and/or GPS coordinates of each structure on any Real Property that is or will be subject to a Mortgage in favor of Collateral Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to or upon such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
(t)    Use of Proceeds. The proceeds of the Term Loans made on the Effective Date and the Delayed Draw Term Loans shall be used (i) for general working capital purposes of the Borrower, (ii) to support the operations of Grupo Finmart on the terms and conditions set forth herein, (iii) to finance Permitted Acquisitions and make Permitted Investments and permitted Restricted Payments, on the terms and conditions set forth herein and (iv) to pay fees and expenses related to the foregoing and to this Agreement and the transactions contemplated hereby.
(u)    Solvency. After giving effect to the transactions contemplated by this Agreement and before and immediately after giving effect to each Loan to be made hereunder, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
(v)    Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
(w)    Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of each item of Registered Intellectual Property owned by each Loan Party (other than, for clarity, domain name registrations). No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party, infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
(x)    Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and (ii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto, except to the extent that any such failure to be in full force and effect or default could not reasonably be expected to result in a Material Adverse Effect.
(y)    Investment Company Act. None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.
(z)    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, in each case that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action against any Loan Party that could reasonably be expected to result in a Material Adverse Effect or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(aa)    Customers and Suppliers. Except as could not reasonably be expected to result in a Material Adverse Effect, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand; and there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.
(bb)    [Intentionally Omitted].
(cc)    [Intentionally Omitted].
(dd)    Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the Effective Date of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party (or indicates that such Loan Party has no federal employer identification number).
(ee)    Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ee) and (ii) any other locations in the continental United States for which such Loan Party has provided notice to the Collateral Agent in accordance with Section 7.01(l) or is otherwise permitted to relocate Collateral in accordance with such Section. Schedule 6.01(ee) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns
(ff)    Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. Upon the filing of the UCC-1 financing statements described in Section 5.01(c), the delivery of appropriate Cash Management Agreements, and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable (collectively, the "IP Security Agreements"), such security interests in and Liens on the Collateral granted thereby shall be perfected, to the extent perfection can be accomplished through such filings, agreements or recordings, first priority security interests (subject to Permitted Liens), and, except as contemplated by the Security Agreement, no further recordings, notices or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.
(gg)    Anti-Money Laundering and Anti-Terrorism Laws.
(i)    None of the Loan Parties, nor, to the knowledge of any Loan Party, any Affiliate of any of the Loan Parties, has violated or is in violation in each case in any material respect, of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate in any material respect, any of the Anti-Money Laundering and Anti-Terrorism Laws.
(ii)    None of the Loan Parties, nor, to the knowledge of any Loan Party, any Affiliate of any of the Loan Parties, any officer, director or principal shareholder or owner of any of the Loan Parties, or any of the Loan Parties' respective agents acting or benefiting the Loan Parties in any capacity in connection with the Loans or other transactions hereunder, is a Sanctioned Person.
(iii)    None of the Loan Parties, nor, to the knowledge of any Loan Party, any of their agents acting for the Loan Parties in any capacity in connection with the Loans or other transactions hereunder, (A) conducts any business with or for the benefit of any Sanctioned Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs.
(iv)    The Loan Parties have adopted, implemented and maintain anti-money laundering policies and procedures that comply in all material respects with all applicable Requirements of Law.
(hh)    Anti-Bribery and Anti-Corruption Laws.
(i)    The Loan Parties, and, to the knowledge of any Loan Party, any Affiliate of any of the Loan Parties, have not violated, and are in compliance in all material respects with, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business to the extent such laws are applicable to the Loan Parties or their Subsidiaries (collectively, the "Anti-Corruption Laws").
(ii)    None of the Loan Parties has at any time acted or attempted to act in any manner which would subject any of the Loan Parties to any material liability under any Anti-Corruption Law.
(iii)    to the knowledge of the Loan Parties, there are, and have been, no allegations, investigations or inquiries with regard to any violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.
(iv)    The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably expected to ensure compliance with Anti-Corruption Laws.
ARTICLE VII

COVENANTS OF THE LOAN PARTIES
Section 7.01    Affirmative Covenants. Until the Obligations are Paid In Full and all Commitments are terminated, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:
(a)    Reporting Requirements. Furnish to each Agent and each Lender:
(i)    (A) within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and monthly internally-prepared management reports summarizing the consolidating results of operations, assets and liabilities of the Borrower and its Subsidiaries for each of the following business segments: the United States pawn operations, Mexico pawn operations and all other operations, and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries (excluding the assets and liabilities of Grupo FinMart) as at the end of such fiscal month and the results of operations and cash flows of the Borrower and its Subsidiaries (excluding the results of operations and cash flows of Grupo FinMart) for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments; and (B) within 45 days after the end of each fiscal month of the Borrower commencing with the first fiscal month of the Borrower ending after the Effective Date for so long as Grupo FinMart is a Subsidiary of the Borrower, internally prepared consolidated financial statements of the type described in clause (A) above that include the assets and liabilities, and results of operations of Grupo FinMart;
(ii)    Within 45 days after the end of each Fiscal Quarter commencing with the first Fiscal Quarter of the Borrower ending after the Effective Date, unaudited consolidated balance sheets, statements of operations and statements of cash flows of the Borrower as at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Quarter and (B) the Projections, in reasonable detail and prepared in accordance with GAAP, subject to normal quarter-end adjustments and the absence of footnotes, and quarterly internally-prepared management reports summarizing the consolidating results of operations, assets and liabilities of the Borrower and its Subsidiaries for each of the following business segments: the United States pawn operations, Mexico pawn operations and all other operations (it being understood that such quarterly statements provided for the last Fiscal Quarter of any Fiscal Year will be internally prepared rather than being provided on SEC Form 10-Q);
(iii)    within the time period specified by the SEC in respect of the filings of the Borrower's report Form 10-K after the end of each Fiscal Year of the Borrower (as the same may be extended up to 15 days in accordance with applicable Requirements of Law), audited consolidated balance sheets, statements of operations and statements of cash flows of the Borrower as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year (commencing with the Fiscal Year ending September 30, 2017), and yearly internally-prepared management reports summarizing the consolidating results of operations, assets and liabilities of the Borrower and its Subsidiaries for each of the following business segments: the United States pawn operations, Mexico pawn operations and all other operations, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion regarding the annual consolidated financial statements for the periods required by SEC standards (which opinion shall be without (1) a "going concern" or like qualification or exception, (2) any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from the maturity date of the Loans or the Convertible Bonds or a prospective breach of the covenants set forth in Section 7.03), or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agents, together with a written statement of such accountants to the effect that, in making the examination necessary for their certification of such financial statements, nothing came to such accountants’ attention that caused such accountants to believe that any Event of Default has occurred under Section 7.03 insofar as such Section 7.03 relates to accounting matters (it being understood that any of BDO, Ernst & Young, Deloitte & Touche LLP, PWC, or KPMG shall be deemed satisfactory);
(iv)    simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (ii) or (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit F hereto (the "Compliance Certificate") (A) stating that during the period covered by such financial statements no Event of Default or Default has occurred or is continuing as of the date of such delivery, or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto, (B)(1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and (C) in the case of the delivery of the financial statements of the Borrower and its Subsidiaries required by clause (iii) of this Section 7.01(a), and a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material changes in insurance coverage planned to be maintained by any Loan Party since the delivery of any such summary for any prior period, together with such other related documents and information as the Administrative Agent may reasonably require;
(v)    as soon as available and in any event not later than forty-five (45) days after the end of each Fiscal Year, Projections for the Borrower and its Subsidiaries, supplementing and/or superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in a form reasonably satisfactory to the Agents, for the then current Fiscal Year for the Borrower and its Subsidiaries and consistent with the representations and warranties set forth in Section 6.01(g)(ii);
(vi)    promptly after any Loan Party knows that any Governmental Authority is commencing a material non-routine investigation against it, notice of such investigation and, thereafter, prompt reporting of any information relative to such investigation requested by either of the Agents;
(vii)    within 3 Business Days after actual knowledge of an Authorized Officer of the Loan Parties of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development that could reasonably be expected to result in a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;
(viii)    to the extent a Material Adverse Effect could reasonably be expected to result: (A) as soon as possible and in any event within 10 days after any Loan Party knows that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party proposes to take with respect thereto, (B) promptly and in any event within 10 days after receipt thereof by any Loan Party from the PBGC, copies of each notice received by any Loan Party of the PBGC's intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan, (C) promptly and in any event within 10 days after any Loan Party knows that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (D) promptly and in any event within 10 days after receipt thereof by any Loan Party from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA, and (E) promptly and in any event within 10 days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party;
(ix)    promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(x)    within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract if the notice concerns a development regarding such Material Contract that is materially adverse to any Loan Party;
(xi)    within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;
(xii)    promptly after (A) the sending or filing thereof, copies of all material statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;
(xiii)    promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;
(xiv)    promptly after the date on which a Loan Party commences any proceeding alleging any commercial tort claim alleging damages in excess of $2,000,000, a brief description of such commercial tort claim and grant of a security interest therein to the Collateral Agent in accordance with the Security Agreement; and
(xv)    promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.
(b)    Additional Guarantors and Collateral Security.
(i)    Cause each Subsidiary of any Loan Party not in existence on the Effective Date (each a "New Subsidiary"), subject to clause (b)(iii) below, to execute and deliver to the Collateral Agent promptly and in any event within 15 Business Days after the formation, acquisition or change in status as a Subsidiary thereof, (A) a Joinder Agreement, pursuant to which such New Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement or other comparable document to the Security Agreement, together with (1) certificates (if any) evidencing all of the Equity Interests of any Person owned by such New Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under Section 7.01(o) of this Agreement, one or more Mortgages creating on the Real Property owned by New Subsidiary a perfected, first priority Lien (subject to Permitted Liens) on such Real Property and such other Real Property Deliverables as may be reasonably required by the Collateral Agent with respect to each such Real Property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such New Subsidiary shall become Collateral for the Obligations, other than exclusions expressly set forth in the any Security Agreement.
(ii)    Cause each Loan Party that is the direct owner of the Equity Interests of any New Subsidiary to execute and deliver promptly and in any event within 15 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in each applicable Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the applicable Security Agreement, if applicable, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, if applicable, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent.
(iii)    Notwithstanding the foregoing, a New Subsidiary that is an Excluded Subsidiary shall not be required to become a Loan Party hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above) and, except as provided in the proviso to this clause (b)(iii), no Equity Interests of a New Subsidiary that is an Excluded Foreign Subsidiary shall be required to be pledged or otherwise subject to a Lien under the Loan Documents as security for the Obligations; provided, however, that (A) if the Equity Interests of any such New Subsidiary that is an Excluded Foreign Subsidiary are directly owned by a Loan Party (other than EZCorp Global Holdings, C.V. or EZCorp Global B.V.), such Loan Party shall deliver all such documents, instruments, agreements (including at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of the organization of such Excluded Foreign Subsidiary), and certificates described in clause (ii) above to the Collateral Agent, and take all actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Liens) in favor of the Collateral Agent, as security for the Obligations, for the benefit of the Secured Parties, in sixty-five percent (65%) of the voting Equity Interests of such Excluded Foreign Subsidiary and one hundred percent (100%) of the Non-Voting Equity Interests of such Excluded Foreign Subsidiary, and (B) the Borrower may elect to cause any Excluded Subsidiary to become a party to this Agreement as a Guarantor and a party to the Security Agreement in accordance with clauses (b)(i) and (b)(ii) above.
(iv)    Notwithstanding anything to the contrary contained in this Agreement (including any Permitted Disposition pursuant to clause (p) of such definition or a Tax Restructuring but subject to Section 12.02), the Borrower agrees that the Collateral Agent shall receive a pledge of sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the Non-Voting Equity Interests of any Subsidiary or New Subsidiary that owns or operates all or any portion of the Mexican Pawn Business, and certificates described in clause (ii) above, and take all actions reasonably requested by the Collateral Agent (including at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of Mexico) or otherwise necessary to grant and to perfect a first-priority Lien in favor of the Collateral Agent, as security for the Obligations, for the benefit of the Secured Parties, and (y) without the Collateral Agent's prior written consent, the Collateral Agent's pledge of 65% of the voting Equity Interests and 100% of the Non-Voting Equity Interests in EZPAWN Services Mexico, S. De R. L. de C.V., EZ Talent, S. de R. L. de C.V., EZPAWN Management Mexico, S. de R.L. de C.V., EZ Transfers, S.A. de C.V., and in any other Subsidiary or New Subsidiary that owns or operates the Mexican Pawn Business shall not be released.
(c)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law (excluding, without limitation, all Environmental Laws, which are the subject of Section 7.02(j), below), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), in each case except as could not reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, (i) paying, and cause each of its Subsidiaries to pay, before the same become delinquent all taxes, assessments and governmental charges shown as due in all U.S. Federal and material state and local income tax returns required by applicable Requirements of Law (other than taxes, assessments and governmental charges or levies or any other such lawful claims of a Governmental Authority in an aggregate amount at any one time not to exceed $2,500,000), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, and (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties (other than any Permitted Lien), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
(d)    Preservation of Existence, Etc. Except as expressly permitted by Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its good standing in the jurisdiction of its organization, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to maintain and preserve such rights and privileges or to become or remain duly qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.
(e)    Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.
(f)    Inspection Rights. Subject to the limitations set forth in Section 2.06(f), permit, and cause each of its Subsidiaries to permit, the Agents and representatives of any Agent, upon reasonable advance notice (which notice shall not be required during the continuance of an Event of Default) at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (provided that representatives of such Person shall be given a reasonable opportunity to be present) with the agents and representatives of any Agent in accordance with this Section 7.01(f).
(g)    Maintenance of Properties, Etc. (i) Maintain and preserve all of its tangible properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent any such failure to preserve could not reasonably be expected to result in a Material Adverse Effect, and (ii) comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies Real Property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such noncompliance could not reasonably be expected to result in a Material Adverse Effect.
(h)    Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, commercial general liability insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Agents, it being understood that the maintenance of insurance policies substantially similar to those listed on Schedule 6.01(s) shall be deemed to satisfy such requirement. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Collateral Agent's interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent for the benefit of the Secured Parties and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and the Loan Parties shall obtain endorsements that provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation in respect of liability, casualty and property insurance policies. If any Loan Party fails to maintain such insurance, the any Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on either Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders and any Loan Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(i)    Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business except where the failure to obtain, maintain and preserve could not reasonably be expected to have a Material Adverse Effect.
(j)    Environmental. (i) Keep the Real Property free of any Environmental Liens, except for deed restrictions and other institutional controls that are utilized in connection with any Remedial Action at such property and except for any other Environmental Liens that could not reasonably be expected to result in a Material Adverse Effect; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect; (iii) provide the Agents written notice within 10 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release, except, in each case, for such Releases or Remedial Actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any Real Property, except for deed restrictions and other institutional control that are utilized in connection with any Remedial Action at such property or other Environmental Liens that could not reasonably be expected to result in liability in excess of $2,500,000 in the aggregate; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, except for Environmental Actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (C) notice of a violation, citation or other administrative order, except for violations, citations, or other administrative orders that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(k)    Further Assurances. Take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments, or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens described in clauses (b), (e), (f), (g), (h), (i), (j), (m), (n), (p), (r), (s), (t), (u), (w) and (x) of the definition of Permitted Liens) any of the Collateral of any Loan Party (including commercial tort claims, deposit accounts, securities accounts, and commodities accounts, but excluding Excluded Property (as defined in the Security Agreement)), (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, collaterally assign and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) if a Loan Party has failed to comply with its undertakings in this Section after a written request therefor, authorizes each Agent, to execute any such agreements, instruments, or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.
(l)    Change in Collateral. Give the Agents prompt written notice of any change in the location of any Collateral (except for Inventory in transit and immaterial assets having value not exceeding $2,500,000 in the aggregate), other than to locations set forth on Schedule 6.01(ee) or with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agents promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the any Agent for the benefit of the Agents and the Lenders from time to time, solely for such Agent's convenience in maintaining a record of Collateral, such written statements and schedules as such Agent may reasonably require, designating, identifying or describing the Collateral.
(m)    [Reserved].
(n)    Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance reasonably satisfactory to the Agents.
(o)    After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the Effective Date of any fee interest in any Real Property (wherever located) for a cash purchase price (or if any such fee interest is acquired indirectly in connection with the acquisition of a Subsidiary that becomes a Loan Party, the portion of the cash purchase price of such Subsidiary that is estimated in good faith by the Borrower to be allocable to such fee interest) in excess of $2,000,000, immediately so notify the Collateral Agent, setting forth the location of the Real Property and describing any structures or improvements thereon. The Collateral Agent shall notify such Loan Party within ten (10) Business Days of receipt of notice from the Borrower whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such Facility. Upon receipt of such notice requesting a Mortgage and any other Real Property Deliverables, the Loan Party that has acquired such Facility shall furnish the same to the Collateral Agent within sixty (60) days (or such later date as may be permitted by the Agents in their sole discretion) after such Loan Party's receipt of the Collateral Agent's notice. The Borrower shall pay all fees and expenses, including reasonable and documented out-of-pocket attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(o).
(p)    Fiscal Year. Cause the Fiscal Year of the Borrower and its Subsidiaries to end on the day described in the definition of "Fiscal Year" unless the Agents consent to a change in such Fiscal Year (and any appropriate related changes to this Agreement are agreed to, if applicable).
(q)    [Reserved].
(r)    Lender Meetings. Upon the reasonable request of any Agent or the Required Lenders, participate in an in-person meeting at the Borrower's corporate offices (or at such other location as may be agreed to by the Borrower and such Agent or the Required Lenders) or, to the extent approved by the Agents in their sole discretion, a telephonic meeting with the Agents and the Lenders, in each case, at such time as may be reasonably agreed to by the Borrower and such Agent or the Required Lenders.
Section 7.02    Negative Covenants. Until the Obligations are Paid In Full and all Commitments are terminated, each Loan Party shall not and shall not permit any of its Subsidiaries to:
(a)    Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.
(b)    Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.
(c)    Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:
(i)    any wholly-owned Subsidiary of any Loan Party and any Loan Party (other than the Borrower) may be merged, consolidated, amalgamated or liquidated into any other Loan Party (other than the Borrower; provided that a Loan Party may be merged, consolidated, amalgamated or liquidated into the Borrower, if the Borrower is the surviving corporation) or another wholly-owned Subsidiary of a Loan Party, provided that (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 5 Business Days' prior written notice of such merger, amalgamation, liquidation, or consolidation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, amalgamation, consolidation or liquidation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or immediately after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected in by such merger, amalgamation, liquidation or consolidation, (E) if such merger, liquidation, consolidation or amalgamation is between a Domestic Subsidiary and a Foreign Subsidiary, the surviving Subsidiary shall be a Domestic Subsidiary and (F) the surviving Person, if any, if not already a Loan Party, is, to the same extent required under Section 7.01(b) with respect to any New Subsidiary, joined as a Loan Party hereunder pursuant to a Joinder Agreement as a party to a Security Agreement and the Equity Interests of such Person become the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, liquidation, consolidation or amalgamation;
(ii)    a Foreign Subsidiary may be merged, consolidated, amalgamated or liquidated into another Foreign Subsidiary so long as the Secured Parties' Collateral is not adversely affected in any material respect by such merger, consolidation, amalgamation or liquidation as determined by the Collateral Agent in its reasonable discretion acting in good faith;
(iii)    any Loan Party and its Subsidiaries may make Permitted Dispositions;
(iv)    any of Borrower's Subsidiaries that are not Loan Parties may wind-up, liquidate, or dissolve if (A) the governing body of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, and (B) the value of such Subsidiary is immaterial to the Borrower, its Subsidiaries, and the Lenders or the assets of such Subsidiary will be acquired by another Subsidiary in connection with such dissolution or other transaction;
(v)    any non-Loan Party may be merged, consolidated or amalgamated with any other non-Loan Party;
(vi)    any Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition; and
(vii)    the transactions described in Part B of Schedule 7.02(c) may be consummated.
(d)    Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business other than as described in Section 6.01(l), or acquire any material properties or assets that are not reasonably related to the conduct of such business activities.
(e)    Loans, Advances, Investments, Etc. Make, or permit any of its Subsidiaries to make, any Investment in any other Person except for Permitted Investments.
(f)    Sale Leaseback Transactions. Enter into or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction; provided that nothing herein shall restrict any Loan Party or any of its Subsidiaries' ability to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any Real Property in the ordinary course of business.
(g)    [Reserved].
(h)    Restricted Payments.  (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party (excluding any such rights under the Convertible Bonds or any Permitted Indebtedness in connection with any refinancing thereof), now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (collectively, "Restricted Payments"); provided, however,
(A)    any Loan Party (other than the Borrower) may pay dividends or, in the case of a Loan Party that is not a corporation, any similar distribution, to the Borrower or another Loan Party in amounts necessary to pay taxes and other customary expenses as and when due and owing by the Borrower or such Loan Party in the ordinary course of its business (including salaries and related reasonable and customary expenses incurred by employees of the Borrower or such Loan Party);
(B)    any Subsidiary of the Borrower may pay dividends or, in the case of a Subsidiary that is not a corporation, any similar distribution to the Borrower or another Subsidiary on not less than a pro rata basis;
(C)    the Borrower may pay dividends, or make other Restricted Payments, in the form of, or in exchange for, Qualified Equity Interests;
(D)    the Borrower or any Subsidiary may make payments pursuant to any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Loan Parties in the ordinary course of business;
(E)    the Borrower or any Subsidiary may pay reasonable and customary directors', consultants' and advisory board members' fees (including by issuance of Equity Interests) and indemnities and reimbursement of actual out-of-pocket expenses, in each case to the extent permitted under Section 7.01(j); provided that the Borrower will notify the Agents and the Lenders if any such fees paid to non-executive directors are increased by more than 10% from the previous Fiscal Year;
(F)    the Borrower may pay reasonable management and advisory fees to its Affiliates approved by the Board of Directors to the extent permitted under Section 7.01(j)(vi);
(G)    the Borrower and its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $5,000,000 in any Fiscal Year;
(H)    the Borrower may make Restricted Payments in connection with the Cash Convertible Notes Hedges; and
(I)    the Borrower and its Subsidiaries may make payments of principal, interest, fees, premiums and other amounts in respect of any Permitted Indebtedness that is convertible into or exchangeable for Qualified Equity Interests and may make any payment permitted by Section 7.02(m)(iii).
(i)    Federal Reserve Regulations. Permit any Loan to be used for any purpose that would cause such Loan to be a margin loan under and in violation of the provisions of Regulation T, U or X of the Board.
(j)    Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and that are described in reasonable detail to the Agents prior to the consummation thereof, if they involve one or more payments by the Borrower or any of its Subsidiaries in excess of $10,000,000 for any single transaction or series of related transactions, (ii) transactions (A) among Loan Parties or (B) among Subsidiaries that are not Loan Parties, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h), (iv) the Loan Parties may pay customary fees to the members of, and the reasonable out-of-pocket expenses of each of the members of Borrower's boards of directors and may provide customary indemnities for the benefit of members of its and their boards of directors, (v) customary compensation paid to, and indemnity provided on behalf of, officers, employees or consultants of Borrower or any of its Subsidiaries, (vi) reasonable management and advisory fees paid to the Borrower's Affiliates approved by the Board of Directions, in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, (vii) sales or issuances of Qualified Equity Interests of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith and (viii) other transactions set forth on Schedule 7.02(j).
(k)    Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower (i) to pay dividends to any Loan Party or to make any other distribution to any Loan Party on any shares of Equity Interests of such Subsidiary, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party, (iii) to make loans or advances to any Loan Party or (iv) to transfer any of its property or assets to any Loan Party; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:
(A)    this Agreement, the other Loan Documents and any related documents;
(B)    any agreements in effect on the date of this Agreement and described on Schedule 7.02(k) and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;
(C)    any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);
(D)    in the case of clause (iv), customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset;
(E)    in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;
(F)    in the case of clause (iv), customary provisions in joint venture agreements and other similar agreements applicable to joint ventures;
(G)    prohibitions, restrictions or conditions applicable to any Person or the property or assets of a Person acquired by the Borrower or any of its Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which restriction or condition is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the restrictions and conditions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition; or
(H)    Indebtedness permitted to be incurred by Foreign Subsidiaries that are not Loan Parties pursuant to Section 7.02(b) on customary market terms (as determined in good faith by the Borrower).
(l)    Limitation on Issuance of Equity Interests. Issue or sell or enter into any agreement or arrangement for the issuance and sale of (unless such agreement or arrangement conditions such issuance or sale on the Payment in Full of the Obligations), or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of (unless such agreement or arrangement conditions such issuance or sale on the Payment in Full of the Obligations), any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that (i) the Borrower may issue Qualified Equity Interests or consummate Excluded Equity Issuances so long as no Change of Control would result therefrom, (ii) the Borrower may incur Permitted Indebtedness that is convertible or exchangeable into Qualified Equity Interests and (iii) the issuances and sales described in clauses (d), (m) and (n) of the definition of Permitted Dispositions shall be permitted.
(m)    Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.
(i)    Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Subordinated Indebtedness or of any instrument or agreement relating to any such Subordinated Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Subordinated Indebtedness, would increase the interest rate applicable to such Subordinated Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Subordinated Indebtedness, or would otherwise be materially adverse to the Lenders or the issuer of such Subordinated Indebtedness in any respect;
(ii)    except for the Obligations, or any payment in exchange for or funded with the proceeds of any issuance of Qualified Equity Interests (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due, but excluding any payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value in connection with the incurrence of any refinancing Indebtedness expressly permitted by the definition of “Permitted Indebtedness”)), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such refinancing Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control (other than payments made in accordance with subclause (t) of the definition of Permitted Investments), issuance and sale of debt or equity securities or similar event or give any notice with respect to any of the foregoing;
(iii)    Notwithstanding clause (ii) of this Section 7.02(m), the Borrower may make prepayments of the Convertible Bonds or make payments to repurchase the Convertible Bonds in the secondary market or through a formal tender offer, so long as (A) (x) the Borrower's Senior Leverage Ratio (excluding the amount of the Convertible Bonds then outstanding) calculated on a Pro Forma Basis for any period of four consecutive Fiscal Quarters ending as of the last day of the quarter for which the Borrower's financial statements were most recently delivered to the Agents is less than 1.00:1.00, and (y) Minimum Liquidity is at least $45,000,000 after giving pro forma effect to such prepayment, (B) such prepayment is in exchange for or funded with the proceeds of any issuance of equity in the Borrower designated for such purpose or (C) such prepayment is in exchange for or funded with the proceeds of Permitted Indebtedness;
(iv)    amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 10 days' prior written notice (or such later notice as is acceptable to the Collateral Agent) by the Borrower to the Collateral Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens.
(n)    Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.
(o)    [Reserved].
(p)    ERISA. (i) Except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect: (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (iii) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.
(q)    Environmental. Use, handle, generate, store, treat, Release or dispose of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries in violation of Environmental Laws, except as would not have a Material Adverse Effect, and such violation remains unremedied for 30 days after the date an Authorized Officer of any Loan Party becoming aware of such violation.
(r)    Anti-Money Laundering and Anti-Terrorism Laws, and Anti-Corruption Laws. Permit (or with respect to any Covered Entity or Affiliate that is not controlled by or does not control the Borrower or any of its Subsidiaries, fail to use its commercially reasonable efforts to cause such Covered Entity to be in compliance with this clause (r) or fail to notify the Agents after any Loan Party’s or Subsidiary’s knowledge of such failure to so comply): (i) any Covered Entity to (A) become a Sanctioned Person, (B) either in its own right or through any third party have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (C) either in its own right or through any third party to do business in or with, or derive any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation in any material respect of any Anti-Money Laundering and Anti-Terrorism Laws; (ii) the Loans to be used, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Money Laundering and Anti-Terrorism Laws, or in violation of any Anti-Corruption Laws; (iii) the funds used to repay the Obligations to be derived from any unlawful activity; or (iv) any Loan Party or Affiliate either in its own right or through any third party to fail to be in compliance in all material respects with, or engage in any dealings or transactions prohibited by, any Anti-Money Laundering and Anti-Terrorism Laws or Anti-Corruption Laws. The Loan Parties covenant and agree that they shall timely notify the Agent in writing upon any Loan Party’s knowledge of the occurrence of a Reportable Compliance Event.
(s)    Other Specified Indebtedness. Permit the Loan Parties or any of its Subsidiaries to take the actions specified in Item 5 of Part B of Schedule 1.01(B).
Section 7.03    Financial Covenants. Until the Obligations are Paid In Full and all Commitments are terminated, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:
(a)    Senior Leverage Ratio. Permit the Senior Leverage Ratio of the Borrower and its Subsidiaries for any period of four consecutive Fiscal Quarters of the Borrower, as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2016, to be greater than 2.25 to 1.00.
(b)    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for any period of 12 consecutive fiscal months of the Borrower and its Subsidiaries, as of the last day of each Fiscal Quarter (i) commencing with the Fiscal Quarter ending on September 30, 2016 through and including the Fiscal Quarter ending on September 30, 2017, to be less than 1.75 to 1.00, and (ii) commencing with the Fiscal Quarter ending on December 31, 2017 and continuing thereafter, to be less than 2.00 to 1.00.
ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS RECEIVABLE AND OTHER COLLATERAL
Section 8.01    Collection of Accounts Receivable; Management of Collateral. %3) The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited in accordance with past practice all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account. The Loan Parties shall make all commercially reasonably efforts to cause any Cash Management Bank at which any Cash Management Account of any Loan Party is maintained to comply with any of the terms of any Cash Management Agreement to which such Cash Management Bank is a party or any securities intermediary, commodity intermediary or other financial institution at which any Controlled Deposit Account or Controlled Securities Account of any Loan Party is maintained to comply with any of the terms of any Cash Management Agreement to which such Person is a party.
(a)    Within 60 days after the Effective Date (or such longer period as agreed to in writing by the Agents), the Loan Parties shall, with respect to each Cash Management Account, deliver to the Collateral Agent a Cash Management Agreement with respect to such Cash Management Account (other than Excluded Accounts). From and after 60 days after the Effective Date (or such longer period as agreed to in writing by the Agents), the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account or Securities Account (other than in Excluded Accounts), unless the Collateral Agent shall have received a Cash Management Agreement in respect of each such Deposit Account or Securities Account, provided that the Loan Parties and their Subsidiaries shall be entitled to maintain (and deposit proceeds in respect of Collateral into) Excluded Accounts; provided further that amounts maintained in store-level accounts shall be swept into Cash Management Accounts within two Business Days, provided that the Loan Parties shall be permitted to maintain in the store-level accounts on average an amount not to exceed $15,000 per store and such amount shall not be subject to the sweep into the Cash Management Accounts.
(b)    Upon the terms and subject to the conditions set forth in a Cash Management Agreement with respect to a Cash Management Account, upon the occurrence and during the continuance of an Event of Default, all amounts received in such Cash Management Account shall at the Collateral Agent's direction be wired each Business Day into the Administrative Agent's Account for application to any other Obligations then due and payable (subject to Section 4.03(b)).
(c)    So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing (such consent not to be unreasonably withheld, delayed or denied) in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Cash Management Agreement.
(d)    The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Collateral Agent for the benefit of the Agents and the Lenders. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any of its Account Debtors, as proceeds from Accounts Receivable of such Loan Party or as proceeds of any other Collateral shall be held by such Loan Party in trust for the Agents and the Lenders and if of a nature susceptible to a deposit in a bank account, within 5 days after receipt thereof be deposited by such Loan Party in original form into a store level account in a manner consistent with past practice, provided that pawnshop stores operated by the Loan Parties shall be permitted to maintain on average an amount not to exceed $15,000 per store (consisting of the cash in each store's register) and such amount shall not be subject to the deposit requirement into a store level account pursuant to this clause (e); provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05(c)(ii) or (iv) that are required to be used to prepay Loans under the terms of this Agreement shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into the Administrative Agent's Account. Each Loan Party shall not commingle such collections with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.
(e)    So long as no Event of Default has occurred and is continuing, the Loan Parties shall take all commercially reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties or any of their Subsidiaries. After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Collateral Agent's security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent or its designee shall have the sole right to collect the Accounts Receivable and payment intangibles of the Loan Parties and/or may take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, the Loan Parties shall not, without prior written consent of the Administrative Agent, grant any extension of time of payment of any Account Receivable or payment intangible, compromise or settle any Account Receivable or payment intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.
(f)    [Reserved].
(g)    Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, or payment intangibles of such Loan Party, (ii) sign such Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable or payment intangibles of such Loan Party, drafts against Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, assignments and verifications of Accounts Receivable or payment intangibles, and notices to Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, (iii) send verification of Accounts Receivable of such Loan Party, and (iv) notify the U.S. Postal Service authorities or other applicable postal authorities to change the address for delivery of mail addressed to such Loan Party to such address as such Agent or its designee may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until (i) all of the Loans and other Obligations under the Loan Documents are Paid In Full and all of the Loan Documents are terminated or (ii) the applicable Event of Default giving rise to such power is waived or cured.
(h)    Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
(i)    [Reserved].
(j)    Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.
Section 8.02    Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. During the continuance of an Event of Default, each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.
ARTICLE IX

EVENTS OF DEFAULT
Section 9.01    Events of Default. If any of the following Events of Default shall occur and be continuing:
(a)    the Borrower shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (i) any interest on any Loan or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of 3 Business Days or (ii) all or any portion of the principal of the Loans or any Agent Advances;
(b)    any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;
(c)    any Loan Party shall fail to perform or comply with any covenant or agreement contained in:
(i)    clauses (i), (ii), (iii), (iv), or (v) of Section 7.01(a), Section 7.01(d), Section 7.01(f), Section 7.02 or Section 7.03 or Article VIII;
(ii)    Section 7.01(a) (other than clauses of Section 7.01(a) listed in clause (c)(i) above), Section 7.01(b), Section 7.01(c) or Section 7.01(h), and such failure, if capable of being remedied, shall remain unremedied for 3 days after the earlier of the date a Senior Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, or
(iii)    Section 7.01(e), Section 7.01(g), Section 7.01(i), Section 7.01(j), Section 7.01(k), Section 7.01(l), Section 7.01(n), Section 7.01(o), Section 7.01(p), or Section 7.01(r) and such failure, if capable of being remedied, shall remain unremedied for 10 Business Days after the earlier of the date a Senior Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;
(d)    any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document (including, without limitation, the Security Agreement or any Mortgage, if applicable) to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a Senior Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;
(e)    any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof (excluding, for the avoidance of doubt, any conversion of the Convertible Bonds or any conversion to or redemption or exchange for Equity Interests of any other debt securities that are convertible to or exchangeable for Equity Interests in the Borrower); provided that an event of default under the Convertible Notes shall not constitute an Event of Default under this clause (e) unless the Convertible Notes have been declared to be immediately due and payable in accordance with the terms thereof.
(f)    any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
(g)    any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
(h)    any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party that is a party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;
(i)    the Security Agreement, any Mortgage on a Facility with a fair market value of at least $2,500,000, after delivery thereof pursuant hereto, or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any portion of the Collateral purported to be covered thereby with a fair market value in excess of $2,500,000;
(j)    [reserved];
(k)    one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $10,000,000 in the aggregate (the "Maximum Judgment Amount") shall be rendered against the Borrower or any of its Subsidiaries and remain unsatisfied, or the Borrower or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened claims, actions, suits, or proceedings affecting any Loan Party before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $10,000,000 in the aggregate, and in the case of any such judgment or order or settlement either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 45 consecutive days after entry thereof during which such judgment, order, award or settlement shall not have been satisfied or a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement in excess of the Maximum Judgment Amount is covered by a valid and binding policy of insurance between the applicable Person and the insurer covering full payment thereof (other than any deductible) or an amount sufficient to lower the exposure below the Maximum Judgment Amount, and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;
(l)    any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 20 days if such injunction, restraint or other prevention could reasonably be expected to result in a Material Adverse Effect;
(m)    any material damage to, or loss, theft or destruction of, any material portion of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, in each case which causes, for more than 20 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;
(n)    the loss, suspension or revocation of, or failure to renew or termination of, any license or permit now held or hereafter acquired by any Loan Party or any Material Contract, if such loss, suspension, revocation, failure to renew or termination could reasonably be expected to have a Material Adverse Effect;
(o)    the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any portion of the property of such Person, to the extent such forfeiture could reasonably be expected to have a Material Adverse Effect;
(p)    any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party incurs a withdrawal liability in an annual amount exceeding $2,000,000 or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $2,000,000; or
(q)    the occurrence of any Reportable Compliance Event, or any Loan Party's failure to timely report a Reportable Compliance Event in accordance with Section 7.02(r) hereof; or
(r)    a Change of Control shall have occurred;
then, and in any such event, any Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees (including, without limitation, the Applicable Prepayment Premium, if any) and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.
ARTICLE X

AGENTS
Section 10.01    Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.
Section 10.02    Nature of Duties; Delegation. %3) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.
(a)    Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.
Section 10.03    Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Agents; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).
Section 10.04    Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.
Section 10.05    Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent for and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the Payment In Full of the Loans and the termination of this Agreement.
Section 10.06    Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
Section 10.07    Successor Agent. %3) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and shall not be required during the continuance of an Event of Default) to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(a)    With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of a Secured Party under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until the earlier of (i) the date that is 60 days after such Agent resignation and (ii) the date on which a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for in Section 10.07(a) above. Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.
Section 10.08    Collateral Matters. The Agents may (but shall not be obligated) from time to time make such disbursements and advances ("Agent Advances") which either Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Reference Rate Loans. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Agent making such Agent Advance shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the applicable Agent, upon such Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the applicable Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate.
(a)    The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).
(b)    Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.
(c)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.
(d)    The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.
Section 10.09    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 10.10    No Reliance on any Agent's Customer Identification Program Certifications From Banks and Participants; USA PATRIOT Act. (a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.
(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to each Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Effective Date, and (2) as such other times as are required under the USA PATRIOT Act.
(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Agent or Lender may from time to time request, and each Loan Party shall provide to such Agent or Lender, such Loan Party's name, address, tax identification number and/or such other identifying information as shall be necessary for such Agent or such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law..
Section 10.11    No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties (except with respect to (i) the Borrower's consent right to the appointment of successor Agents under Section 10.07, (ii) the retiring Agent's obligation to continue to hold Collateral as set forth in Section 10.07(b) and (ii) the Collateral Agent's obligation to release liens under Section 10.08(b)), and no Loan Party shall have any other rights as a third-party beneficiary of any of such provisions.
Section 10.12    No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 10.13    Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and each appraisal and valuations report, if any, with respect to the Borrower or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,
(b)    expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower's and its Subsidiaries' books and records, as well as on representations of their personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 10.14    [Intentionally Omitted].
Section 10.15    Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.
ARTICLE XI

GUARANTY
Section 11.01    Guaranty. Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower, now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise and whether accruing before or after the commencement of any Insolvency Proceeding (notwithstanding the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code), (such obligations, to the extent not paid by the Borrower, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article XI.
(a)    Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the applicable Guaranteed Obligations and would be owed by the Borrower to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Hedge Liabilities. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.
Section 11.02    Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations, will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;
(c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)    the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;
(e)    any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or
(f)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.
Section 11.03    Waiver. Each Guarantor hereby waives (a) promptness and diligence, (b) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (c) any right to compel or direct any Agent, any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (d) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral and (e) any other defense available to any Guarantor. Each Guarantor agrees that the Agents, the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
Section 11.04    Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the Payment In Full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitment and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.
Section 11.05    Subrogation. Unless and until, all of the Guaranteed Obligations and all other amounts payable under this Article shall have been Paid In Full in cash and all of the Commitments have been terminated, no Guarantor shall exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence or Section 7.02(m)(ii), such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied, to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any, Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (a) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (b) all of the Guaranteed Obligations, and all other amounts payable under this Article XI shall be Paid In Full and (c) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor, of an interest in the Guaranteed Obligations, resulting from such payment by such Guarantor.
Section 11.06    Release of Guarantors and Collateral. If, in compliance with the terms and provisions of the Loan Documents and there exists no Default or Event of Default, (a) any Collateral is sold or otherwise transferred to a Person or Persons that are not Loan Parties in connection with a Permitted Disposition, (b) all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (c) any Guarantor ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder (any such Guarantor, and any Guarantor referred to in clause (a), a "Transferred Guarantor"), any such Collateral shall, upon the consummation of such sale or transfer, be automatically released from any security interest granted therein pursuant to any Loan Document, and any such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction (but subject to the proviso below), be automatically released from its obligations under this Agreement (including under Section 12.15 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Loan Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests and the grant of any security interest in any such Collateral owned by the Transferred Guarantor to the Collateral Agent pursuant to the Loan Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.06 in accordance with the relevant provisions of the Loan Documents.
ARTICLE XII

MISCELLANEOUS
Section 12.01    Notices, Etc.
(a)    Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:
EZCORP, Inc.
Building One, Suite 200
2500 Bee Cave Road
Austin, Texas 78746
Attention:     Mark Ashby, Chief Financial Officer
Telephone: 512-314-3343
Facsimile: 512-314-2550
Email: mark_ashby@ezcorp.com

With copies to:
Thomas H. Welch, Jr.
Senior Vice President and General Counsel
EZCORP, Inc.
Building One, Suite 200
2500 Bee Cave Road
Austin, Texas 78746
Telephone: 512-314-3409
Facsimile: 512-314-2550
Email: tom_welch@ezcorp.com

VINSON & ELKINS LLP
26th Floor
666 Fifth Avenue
New York, New York 10103-0040
Attention: David W. Wicklund
Telephone: 212-237-0021
Facsimile: 917-849-5361
Email: dwicklund@velaw.com
If to the Collateral Agent or the Administrative Agent, to it at the following address:
Fortress Credit Co LLC
1345 Avenue of the Americas
46th Floor
New York, NY 10105
Attention: Constantine Dakolias
Telephone: 212-798-6100
Facsimile 212-798-6099
Email: ddakolias@fortress.com

with a copy (which shall not constitute notice) to:
Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: Rick Noble
Telephone: 212-798-6100
Email: rnoble@fortress.com

SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, New York 10022
Attention: Eliot Relles
Telephone: 212-756-2000
Telecopier: 212-593-5955
Email: eliot.relles@srz.com
or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if sent by facsimile transmission, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.
(b)    Electronic Communications.
(i)    Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.
(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
Section 12.02    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (a) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (b) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (c) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(i)    increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;
(ii)    increase the Total Commitment without the written consent of each Lender;
(iii)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;
(iv)    amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;
(v)    release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement or any other Loan Document), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except as otherwise provided in this Agreement or any other Loan Document, including in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; or
(vi)    amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby, (C) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03, and (D) in the absence of a Default or Event of Default, any amendment or waiver of any provision of this Agreement for the purpose of releasing any Guarantor or Collateral or waiving any provision that would otherwise require a Subsidiary to guaranty the Obligations or grant a security interest in order to accommodate a Tax Restructuring shall be permitted with the consent of the Collateral Agent (which consent shall not be unreasonably withheld, conditioned or delayed) so long as the value or enforceability of the Collateral related thereto, after giving effect to such Tax Restructuring, is not impaired in any material respect, or the perfection or priority of any Lien is not impaired, in each case, as determined by the Collateral Agent, in its reasonable discretion acting in good faith. Notwithstanding anything to the contrary herein, no Defaulting Lender or Loan Party or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender or Loan Party).
Section 12.03    No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
Section 12.04    Expenses; Attorneys' Fees. The Borrower will pay on demand, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Agent, including reasonable and documented out-of-pocket fees, costs, client charges and expenses of one outside counsel for each Agent, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, (k) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (i)  the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (ii) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.
Section 12.05    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. No Lender shall exercise any such right of set-off without the prior consent of the Agents or the Required Lenders. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.
Section 12.06    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.07    Assignments and Participations.
(a)    This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.
(b)    Each Lender may with the written consent of the Collateral Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower (such consent not to be unreasonably withheld or delayed), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Total Term Loan Commitment and any Term Loan made by it; provided, however, that (i) such assignment is in an amount which is at least $2,500,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $2,500,000 or a multiple of $1,000,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent and the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or if otherwise waived by the Collateral Agent), (iii) no written consent of the Collateral Agent or the Borrower shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender, (iv) no such assignment shall be made to (A) any Loan Party or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) and (v) in the absence of a continuing Event of Default, no such assignment shall be permitted to be made without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that no such written consent of the Borrower shall be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Agents (or at such later time as shall be agreed to by the Agents and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) except as provided in the last sentence of this Section 12.07(b), the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(d)    The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 12.07(d) shall be construed so that the Loans and Commitments are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code.
(e)    Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) which consent of the Collateral Agent must be evidenced by the Collateral Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.
(f)    [Intentionally Omitted].
(g)    In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan that is the subject of the participation (the "Participant Register"). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register, which shall be conclusive absent manifest error. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. The Participant Register shall be maintained in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.
(h)    Any Lender who purchases or is assigned or participates in any portion of a Loan shall comply with Sections 2.09(e) and 2.09(h).
(i)    Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).
(j)    The Borrower agrees that each participant in a Loan and each assignee that has not become a Lender with respect to the assigned interest shall be entitled to the benefits of Section 2.09 (subject to the requirements and limitations therein, including the requirements under Section 2.09(e) and Section 2.09(h) (it being understood that the documentation required from the participant or assignee under Section 2.09(e) and Section 2.09(h) shall be provided in the first instance to the Person through whom such participation or assigned interest is held)) to the same extent as if it were a Lender and had acquired the relevant interest in the Loan by assignment under Section 12.07(b); provided that such participant or assignee (i) agrees to be subject to the provisions of Section 2.09 as if it were a Lender that was an assignee under Section 12.07(b) and (ii) shall not be entitled to receive any greater benefit than the applicable Lender would have received if such participation or assignment had been effected as an assignment pursuant to Section 12.07(b).
(k)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.
Section 12.08    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
Section 12.09    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
Section 12.10    CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT ANY PARTY HERETO TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
Section 12.11    WAIVER OF JURY TRIAL, ETC. EACH PARTY HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY
Section 12.12    Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
Section 12.13    No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
Section 12.14    Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Agent, such Secured Party in payment or on account of any of the Obligations, such Agent, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.
Section 12.15    Indemnification; Limitation of Liability for Certain Damages.
(a)    In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower's use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (v) all Environmental Liabilities and Costs relating to: (A) the presence, disposal, Release or threatened Release of any Hazardous Materials on any property owned or occupied by any Loan Party or any of its Subsidiaries, (B) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (C) any violation of Environmental Laws by any Loan Party or any of its Subsidiaries, and (D) any Environmental Actions filed against any Loan Party or its Subsidiaries, or (vi) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by (x) the gross negligence or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as a swingline lender, an Agent and other than any claims arising out of any act or omission of the Borrower or any of their Affiliates.
(b)    The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.
(c)    To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereby waives, any claim against any other party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
(d)    The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.
(e)    This Section 12.15 shall not apply with respect to Taxes, other than Taxes that represent losses arising from any non-Tax claim.
Section 12.16    Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Closing Fee, the Loan Servicing Fee, the Unused Line Fee and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
Section 12.17    Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Secured Party, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.
Section 12.18    Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid In Full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid In Full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until Payment In Full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.
For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.
Section 12.19    Confidentiality. Each Secured Party agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates' respective equity holders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to parties involved in such Secured Party's Securitization; or (iv) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (v) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vii) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Borrower. Each Secured Party agrees, prior to any disclosure under clause (iv) or (vi) above to (A) any Governmental Authority that does not have supervisory, regulatory or other similar authority with respect to such Secured Party and that is seeking such disclosure solely in connection with an investigation, action, suit or other proceeding that does not otherwise involve such Secured Party or (B) any other Person that is not a Governmental Authority, to use reasonable efforts to notify the Borrower of any request for the disclosure of any such confidential information so as to provide the Borrower with a reasonable opportunity to obtain a protective order or other comparable relief, provided that the failure to so notify the Borrower shall not expose any Secured Party to any liability.
Section 12.20    Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or make any other public or private disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document (including schedules thereto) without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.
Section 12.21    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
Section 12.22    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.
Section 12.23    Keepwell. Each Loan Party, if it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party's obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 12.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.23, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 12.23 shall remain in full force and effect until Payment In Full (or written release and discharge) of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 12.23 constitute, and this Section 12.23 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 12.24    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWER:
EZCORP, INC.

By:	/s/ THOMAS H. WELCH, JR. Name: Thomas H. Welch, Jr. Title: Senior vice President, General Counsel and Secretary

GUARANTORS:

CASH-N-PAWN INTERNATIONAL, LTD.
CASH-N-PAWN OF MINNESOTA, LTD.
CCV AMERICAS, LLC
CCV PENNSYLVANIA, INC.
CCV VIRGINIA, INC.
CHANGE CAPITAL, INC.
C-N-P NORTHWEST, LTD.
EZCORP USA, INC.
EZMONEY ALABAMA, INC.
EZMONEY COLORADO, INC.
EZMONEY HAWAII, INC.
EZMONEY HOLDINGS, INC.
EZMONEY IDAHO, INC.
EZMONEY KANSAS, INC.
EZMONEY MANAGEMENT, INC.
EZMONEY MISSOURI, INC.
EZMONEY SOUTH DAKOTA, INC.
EZMONEY TENNESSEE, INC.
EZMONEY UTAH, INC.
EZMONEY WISCONSIN INC.
EZPAWN ALABAMA, INC.
EZPAWN ARIZONA, INC.
EZPAWN ARKANSAS, INC.
EZPAWN COLORADO, INC. EZPAWN FLORIDA, INC.
EZPAWN GEORGIA, INC. EZPAWN HOLDINGS, INC.
EZPAWN ILLINOIS, INC.

EZPAWN INDIANA, INC.
EZPAWN IOWA, INC.
EZPAWN MINNESOTA,INC.
EZPAWN NEVADA, INC.
EZPAWN OKLAHOMA, INC.
EZPAWN OREGON, INC.
EZPAWN TENNESSEE, INC.
EZPAWN UTAH, INC.
FOUR PAWN, INC.
MISTER MONEY HOLDINGS, INC.
PAWN MANAGEMENT, INC.
PAWN PLUS 10, LLC
PAWN PLUS 11, LLC
PAWN PLUS 12, LLC
PAWN PLUS 9, LLC
PAYDAY LOAN MANAGEMENT, INC.
PREMIER PAWN AND JEWELRY, LLC
RED DOG HOLDINGS LLC
TEXAS EZMONEY, L.P.
TEXAS EZPAWN L.P.
TEXAS EZPAWN MANAGEMENT, INC.
TEXAS PRA MANAGEMENT, L.P.
USA PAWN & JEWELRY CO. 14, LLC
USA PAWN & JEWELRY CO. 19, LLC
USA PAWN & JEWELRY CO. I- OREGON, LLC
USA PAWN & JEWELRY CO. XI, LLC
USA PAWN & JEWELRY CO., IX, LLC
YELLOW DOG HOLDINGS LLC

By:         /s/ THOMAS H. WELCH, JR.
Name:    Thomas H. Welch, Jr.
    Title:    Senior Vice President and Secretary

EZCORP INTERNATIONAL HOLDINGS, L.L.C.

By:        /s/ THOMAS H. WELCH, JR.
Name:    Thomas H. Welch, Jr.
Title:    Senior Vice President, General Counsel
and Secretary

EZCORP GLOBAL HOLDINGS C.V.

By:    EZCORP International Holdings, L.L.C.,
its General Partner

By:        /s/ THOMAS H. WELCH, JR.
Name:    Thomas H. Welch, Jr.
Title:    Senior Vice President, General Counsel
and Secretary

EZCORP GLOBAL, B.V.

By:        /s/ THOMAS H. WELCH, JR.
Name:    Thomas H. Welch, Jr.
Title:    Authorized Attorney-in-Fact

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:
FORTRESS CREDIT CO LLC

By:        /s/ CONSTANTINE M. DOKALIAS
Name:    Constantine M. Dakolias
Title:    President

LENDERS:
FORTRESS CREDIT CO LLC

By:        /s/ CONSTANTINE M. DOKALIAS
Name:    Constantine M. Dakolias
Title:    President
CERBERUS LEVERED LOAN OPPORTUNITIES
FUND III, L.P.

By:    Cerberus Levered Opportunities III GP, LLC
Its General Partner

By:        /s/ DANIEL E. WOLF
Name:    Daniel E. Wolf
Title:    Senior Managing Director

CERBERUS NJ CREDIT OPPORTUNITIES
FUND III, L.P.

By:    Cerberus NJ Credit Opportunities GP, LLC
Its General Partner

By:        /s/ DANIEL E. WOLF
Name:    Daniel E. Wolf
Title:    Senior Managing Director

CERBERUS ASRS HOLDINGS LLC

By:        /s/ DANIEL E. WOLF
Name:    Daniel E. Wolf
Title:    Vice President

CERBERUS ICQ LEVERED LOAN
OPPORTUNITIES FUND, L.P.

By:    Cerberus ICQ Levered Opportunities GP, LLC
Its General Partner

By:        /s/ DANIEL E. WOLF
Name:    Daniel E. Wolf
Title:    Senior Managing Director

CERBERUS KRS LEVERED LOAN
OPPORTUNITIES FUND, L.P.

By:    Cerberus KRS Levered Opportunities GP, LLC
Its General Partner

By:        /s/ DANIEL E. WOLF
Name:    Daniel E. Wolf
Title:    Senior Managing Director

CERBERUS PSERS LEVERED
LOAN OPPORTUNITIES FUND, L.P.

By:    Cerberus PSERS Levered Opportunities GP,
LLC
Its General Partner

By:        /s/ DANIEL E. WOLF
Name:    Daniel E. Wolf
Title:    Senior Managing Director

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _______________ (this "Agreement"), to the Financing Agreement referred to below is entered into by and among EZCORP, Inc., a Delaware corporation (the "Borrower"), [NAME OF ADDITIONAL GUARANTOR], a (the "Additional Guarantor"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Fortress Credit Co LLC, a Delaware limited liability company ("Fortress"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Fortress, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, the Borrower, each subsidiary of the Borrower listed as a "Guarantor" on the signature pages to the Financing Agreement (the "Guarantors", other than the Additional Guarantor), the Lenders and the Agents have entered into that certain Financing Agreement, dated as of September 12, 2016 (such agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Financing Agreement"), pursuant to which the Lenders have agreed to make term loans (each a "Loan" and collectively the "Loans") to the Borrower.

WHEREAS, the Borrower's obligation to repay the Loans and all other
Obligations are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement, the Additional Guarantor is required to become a Guarantor by, among other things, executing and delivering this Agreement to the Collateral Agent; and

WHEREAS, the Additional Guarantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate or other organizational purposes and in the best interests of, the Additional Guarantor.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2. Joinder of Additional Guarantor.

(a) By its execution of this Agreement, the Additional Guarantor hereby (i) confirms that the representations and warranties contained in Article VI of the Financing Agreement are true and correct in all material respects (or, in the event that such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects) as to the Additional Guarantor as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date (or, in the event that such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects)), and (ii) agrees that, from and after the effective date of this Agreement, the Additional Guarantor shall be a party to the Financing Agreement and shall be bound, as a Guarantor, by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the Guarantors, including, without limitation, the guaranty of the Obligations made by the Guarantors, jointly and severally with the other Loan Parties, in favor of the Agents and the Lenders pursuant to Article XI of the Financing Agreement. The Additional Guarantor hereby agrees that from and after the effective date of this Agreement, each reference to a "Guarantor" or a "Loan Party" and each reference to the "Guarantors" or the "Loan Parties" in any Loan Document shall include the Additional Guarantor. The Additional Guarantor acknowledges that it has received a copy of the Financing Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b) Attached hereto are supplements to each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional Guarantor. The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such supplement.

SECTION 3. Effectiveness. This Agreement shall become effective upon its execution by the Additional Guarantor, the Borrower, and each Agent and receipt by the Agents of the following, in each case in form and substance reasonably satisfactory to the Agents:

(i) executed counterparts to this Agreement, duly executed by the Borrower, the Additional Guarantor and the Agents, together with the Schedules referred to in Section 2(b) hereof;

(ii) a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the "Security Agreement Supplement"), duly executed by the Additional Guarantor, and any instruments of assignment or other documents required to be delivered to the Agents pursuant to the terms thereof;

(iii) a Pledge Amendment to the Security Agreement (a "Pledge Supplement") to which the parent company of the Additional Guarantor that is a Loan Party is a party, in substantially the form of Exhibit A thereto, duly executed by such Loan Party and providing for all Equity Interests of the Additional Guarantor owned by such Loan Party (other than any Excluded Property) to be pledged to the Collateral Agent pursuant to the terms thereof;

(iv) (A) subject to any limitations in the Loan Documents, certificates, if any, representing the issued and outstanding Equity Interests of the Additional Guarantor and each Subsidiary of the Additional Guarantor required to be delivered under the Loan Documents and (B) all original promissory notes of such Additional Guarantor, if any, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Collateral Agent may reasonably request;

(v) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement Supplement and any Mortgage;

(vi) if requested pursuant to Section 7.01(b)(i)(D) of the Financing Agreement, a written opinion of counsel to the Loan Parties as to such matters as the Agents may reasonably request; and

(vii) subject to any limitations in the Loan Documents, such other agreements, instruments or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by the Security Agreement Supplement or any Additional Mortgage or otherwise to effect the intent that the Additional Guarantor shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets (other than Excluded Property (as defined in the Security Agreement)) of the Additional Guarantor shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

SECTION 4. Notices, Etc. All notices and other communications shall comply with the terms of Section 12.01 of the Financing Agreement.

SECTION 5. General Provisions. (a) The Borrower and the Additional Guarantor hereby represents and warrants that as of the date hereof there are no material claims or offsets against or defenses or counterclaims to their respective obligations under the Financing Agreement or any other Loan Document.

(b) Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(c)    The Additional Guarantor hereby expressly (i) authorizes the Collateral
Agent to file appropriate financing statements on or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as "all assets" or words of similar import) in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens to be created by the Security Agreement Supplement and each of the other Loan Documents and (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements or amendments thereto, prior to the date hereof.

(d) The Additional Guarantor agrees to pay or reimburse the Agents for all of their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of one outside counsel, in the manner and to the extent set forth in the Financing Agreement.

(e) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(f) Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g) In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of the terms and conditions contained in Sections 12.09, 12.10 and 12.11 of the Financing Agreement, mutatis mutandis.

(h) This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

EZCORP, INC.

By:

Name: Title:

COLLATERAL AGENT:

FORTRESS CREDIT CO LLC

By:

Name: Title:

ADDITIONAL GUARANTOR: [     ]

By:	Name:
Title:

Address:

EXHIBIT B

FORM OF NOTICE OF BORROWING

EZCORP, INC.
Building One, Suite 200
2500 Bee Cave Road
Austin, Texas 78746

     , 201_

Fortress Credit Co LLC
as Administrative Agent for the Lenders
party to the Financing Agreement referred to below
1345 Avenue of the Americas
46th Floor
New York, NY 10105
Attention: Constantine Dakolias

Ladies and Gentlemen:

The undersigned, EZCORP, Inc., a Delaware corporation (the "Borrower"), (i) refers to the Financing Agreement, dated as of September 12, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among the Borrower, each domestic subsidiary of Borrower listed as a "Guarantor" on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Fortress Credit Co LLC, a Delaware limited liability company ("Fortress"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Fortress, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents") and (ii) hereby gives you notice pursuant to Section 2.02 of the Financing Agreement that the undersigned hereby requests a Loan under the Financing Agreement, and in that connection sets forth below the information relating to such loan (the "Proposed Loan") as required by Section 2.02(a) of the Financing Agreement. All capitalized terms used but not defined herein have the same meanings herein as set forth in the Financing Agreement.

(i)    The aggregate principal amount of the Proposed Loan is $[     ]1.

(ii)    The Proposed Loan is a [Reference Rate Loan] [LIBOR Rate Loan, with an initial Interest Period of [one][two][three] month(s)].

(iii)    The borrowing date of the Proposed Loan is      , 201_2.

(iv)    The proceeds of the Proposed Loan should be made available to the undersigned in accordance with the wire instructions set forth on Annex I attached hereto.

[SIGNATURE PAGE FOLLOWS]

1 The Delayed Draw Term Loan shall be in a minimum amount of $5,000,000 or such lesser total available amount of the Delayed Draw Term Loan Commitment.
2 The proposed borrowing date must be a Business Day and with respect to the Term Loan, must be the Effective
Date.

[The undersigned hereby certifies that (i) the representations and warranties contained in the Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) no Event of Default has occurred and is continuing on the date of the Proposed Loan or will result from the making of the Proposed Loan and (iii) the conditions set forth in Section 5.02 and Section 2.01(c)(iii) of the Financing Agreement have been satisfied as of the date of the Proposed Loan.]3

Very truly yours, EZCORP, INC.

By:

Name: Title:

3 Bracketed language only applicable if the Proposed Loan is a Delayed Draw Term Loan after the Effective Date.

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _______________, 201_ between_______________ ("Assignor") and _______________ ("Assignee"). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the "Financing Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1. In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns without recourse, representation or warranty (except as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and the Assignor's portion of the Commitments and the Loans as specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Agents for recording by the Administrative Agent. The effective date of this Assignment Agreement (the "Settlement Date") shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent (and the Borrower if required by the Financing Agreement) and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $5,0001, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6. Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE; WAIVER OF JURY TRIAL, ETC. Sections 12.09 (GOVERNING LAW), 12.10 (CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE), and
12.11 (WAIVER OF JURY TRIAL, ETC.) of the Financing Agreement are hereby incorporated by reference, mutatis mutandis.

8. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by electronic transmission shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

1 The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender, or if otherwise waived by the Collateral Agent.
DOC ID - 24859156.4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:	Name:
Title: Date:

[ASSIGNEE]

By:	Name:
Title: Date:

ACCEPTED AND CONSENTED TO this

day

of    , 20

[FORTRESS CREDIT CO LLC, as Collateral Agent

By:	Name:
Title:

EZCORP, INC., as Borrower

By:	Name:
Title:]2

2 If required by the Financing Agreement.

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.    Borrower: EZCORP, Inc., a Delaware corporation

2.    Name and Date of Financing Agreement:

Financing Agreement, dated as of September 12, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among the Borrower, each domestic subsidiary of Borrower listed as a "Guarantor" on the signature pages thereto (together with each other Person who executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Fortress Credit Co LLC, a Delaware limited liability company ("Fortress"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Fortress, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

3.	Date of Assignment Agreement:
4.	Amount of Delayed Draw Term Loan Commitment Assigned:	$
5.	Amount of Term Loan Assigned:	$
6.	Purchase Price:	$
7.	Settlement Date:

8.    Notice and Payment Instructions, etc.

Assignee:    Assignor:

Attn:         Attn:      Fax No.:         Fax No.:

Bank Name:    Bank Name: ABA Number:    ABA Number: Account Name:    Account Name: Account Number:    Account Number: Sub-Account Name:    Sub-Account Name:
Sub-Account Number:    Sub-Account Number: Reference:    Reference:
Attn:    Attn:

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

EZCORP, INC.
Building One, Suite 200
2500 Bee Cave Road
Austin, Texas 78746

Fortress Credit Co LLC
1345 Avenue of the Americas
46th Floor
New York, NY 10105
Attention: Constantine Dakolias

Re:    Compliance Certificate dated      , 201_

Ladies and Gentlemen:

Reference is made to that certain Financing Agreement, dated as of September 12,
2016 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the "Financing Agreement"), by and among EZCORP, Inc., a Delaware corporation (the "Borrower"), each subsidiary of Borrower listed as a "Guarantor" on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Fortress Credit Co LLC, a Delaware limited liability company ("Fortress"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Fortress, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents"). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Financing Agreement unless specifically defined herein.

Pursuant to the terms of the Financing Agreement, the undersigned Authorized
Officer of the Borrowing Agent hereby certifies that:

1. The [quarterly] [annual] financial statements of the Borrower and its Subsidiaries furnished in Schedule 1 hereto on the date hereof pursuant to Section 7.01(a) of the Financing Agreement fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of the period covered by such financial statements in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the
Lenders, subject to the absence of footnotes and normal year-end adjustments.1

2. During the period covered by the financial statements delivered pursuant to Section 7.01(a) of the Financing Agreement, no Default or Event of Default has occurred or is continuing as of the date of such delivery, except as listed on Schedule 2 hereto (such Schedule describes the nature and period of existence thereof and the action the Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto).2

3. The Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7.03 of the Financing Agreement as demonstrated on Schedule 3 hereto.3

4. Set forth on Schedule 4 hereto is a discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the portion of the Fiscal Year elapsed as of the date hereof (including a discussion of the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year).4

5. [Set forth on Schedule 5 hereto is a summary of all material insurance coverage maintained as of such period by any Loan Party and all material changes in insurance coverage planned to be maintained by any Loan Party since the delivery of any such summary for any prior period.]5

1 To be included in the Compliance Certificate delivered with financial statements required by Section
7.01(a)(ii) and Section 7.01(a)(iii) of the Financing Agreement.
2 Description of the nature and period of existence of any Event of Default or Default and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto to be included on Schedule 2 if such Event of Default or Default has occurred.
3 To be included in the Compliance Certificate delivered with financial statements required by Section
7.01(a)(ii) and Section 7.01(a)(iii) of the Financing Agreement.
4 To be included in the Compliance Certificate delivered with financial statements required by Section
7.01(a)(ii) and Section 7.01(a)(iii) of the Financing Agreement.
5 To be included in the Compliance Certificate delivered with financial statements required by Section
7.01(a)(iii) of the Financing Agreement.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned as of the date first written above.

EZCORP, INC.

Name: Title:

Exhibit G
Subordination Terms
Principal Subordination Terms for Subordinated Indebtedness held by a Person that is not an Affiliate of a Loan Party:

•
Agreement to Subordinate. The holders of the Subordinated Indebtedness (the "Holders") agree that the payment of all obligations owing in respect of the Subordinated Indebtedness is subordinated in right of payment, to the extent and in the manner provided herein, to the prior payment in full in cash of all Obligations (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit and enforceable by the Agents and the Lenders.

•
Liquidation; Dissolution; Bankruptcy. Upon any payment or distribution of the assets of the Loan Parties to creditors of the Loan Parties in a liquidation or dissolution of the Loan Parties or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any of the Loan Parties or their respective property, in an assignment for the benefit of creditors or any marshaling of the Loan Parties' assets and liabilities:

1.
the Agents and the Lenders will be entitled to receive payment in full in cash of all Obligations due (including interest after the commencement of any bankruptcy proceeding at the rate specified in the Financing Agreement) before the Holders will be entitled to receive any payment with respect to the Subordinated Indebtedness;

2.
until all Obligations (as provided in clause (1) above) are paid in full, any distributions to which holders would be entitled but for this Section will be made to the Agents and the Lenders, as their interests may appear; and

3.
if a distribution is made to holders that, due to the subordination provisions of this agreement should not have been made to them, such Holders will be required to hold it in trust for the Agents and the Lenders of the Loan Parties and pay it over to them as their interests may appear.

•	Default on the Obligations.

1.
The Loan Parties and its Subsidiaries may not make any payment or distribution to the Holder in respect of the Subordinated Indebtedness and may not acquire from the Holders any Subordinated Indebtedness for cash or property until all principal and other Obligations have been paid in full in cash if:

a.	a payment default on Obligations occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Indebtedness; or

b.
any other default occurs and is continuing pursuant to the Financing Agreement that permits the Agents or the Lenders to accelerate their maturity without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods (a "Payment Blockage Notice") from any of the Agents or the Lenders. If the Holders receive any such Payment Blockage Notice from any of the Agents or the Lenders, no subsequent Payment Blockage Notice may be delivered unless and until (A) at least [TBD] days have elapsed since the delivery of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal, interest and premium, if any, on the Subordinated Indebtedness that have come due have been paid in full in cash.

•
When Distribution Must Be Paid Over. In the event that any Holder receives any payment of any Subordinated Indebtedness at a time when such payment is prohibited by the terms of the subordination provisions, such payment will be held by such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon proper written request, to, the Agents and the Lenders as their interests may appear, for application to the payment of all Obligations remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms.

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

September 12, 2016

This Solvency Certificate is delivered pursuant to Section 5.01(d)(xvi) of the Financing Agreement, dated as of the date hereof (the “Financing Agreement”), among EZCORP, Inc. (“Parent”), certain subsidiaries of Parent party thereto, Fortress Credit Co LLC, as administrative agent and collateral agent for the lenders party thereto (in such capacities, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Financing Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Parent and not in his individual capacity, as follows:

1. I am the Chief Financial Officer of the Parent. I am familiar with the Financing Facility and the other transactions contemplated by the Financing Agreement (collectively, the “Transactions”) and have reviewed the Financing Agreement, financial statements referred to in Section 6.01(g) of the Financing Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately prior to the consummation of the Transactions (on a pro forma basis giving effect to incurrence of indebtedness under the Financing Agreement), on and as of such date (i) the fair value of the assets of the Parent and its subsidiaries on a consolidated basis, on a going concern basis is not less than the total liabilities of the Parent and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Parent and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Parent and its subsidiaries on a consolidated basis as they become absolute and matured; (iii) the Parent and its subsidiaries on a consolidated basis will be able to realize upon their assets and pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (iv) the Parent and its subsidiaries on a consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (v) the Parent and its subsidiaries on a consolidated basis are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Parent and its subsidiaries’ property on a consolidated basis would constitute unreasonably small capital.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Parent and not individually and the undersigned shall have no personal liability to the Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.
EZCORP, INC.

By:
Name:
Title:

Schedule 1.01(B)
Specified Matters

Part A: Designated Transactions
"Designated Transaction" means the purchase by a Loan Party (or the receipt of any assignment) of any one or more of the following: (a) all or a portion of a portfolio of receivables of Grupo Finmart securing various series of notes acquired by BP GFM Trust, which is administered by BasePoint Administrative, LLC (collectively, “Base Point”), pursuant to four separate securitization transactions, (b) all or any portion of the various series of notes acquired by BasePoint pursuant to such securitization transactions, (c) all or any portion of various currency hedge contracts established in connection with the various series of notes acquired by BasePoint pursuant to such securitization transactions, or (d) all or any portion of the direct or indirect rights of BasePoint under such securitization transactions, including without limitation any servicing agreement and purchase agreement; provided, that, in any such case:
(i) no Default or Event of Default has occurred and is continuing or will result from the making of such Investment,
(ii) the aggregate purchase price made by the Loan Parties (directly or indirectly) does not exceed $24,000,000,
(iii) the Loan Parties acquiring such assets shall execute and deliver to the Collateral Agent any agreements, instruments, approvals, opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by the Security Agreement or otherwise to effect the intent that all property and assets of acquired through such transaction shall become Collateral for the Obligations, other than exclusions expressly set forth in the Security Agreement,
(iv) such transaction occurs on or prior to December 31, 2016; and
(v) the other terms and conditions shall be reasonably acceptable to the Agents (such approval not to be unreasonably withheld, conditioned, or delayed).
"Designated Transaction Return Event" means the date on which the aggregate amount of the return in cash received by the Loan Parties in respect of the assets purchased by the Loan Party in connection with the Designated Transaction equals or exceeds the aggregate purchase price made by the Loan Parties in connection with the Designated Transaction, which the Borrower shall provide written notice to the Agents of each such return within three (3) Business Days after the receipt thereof, including the date of such return, the amount of such return and the aggregate amount of such return to date (against the aggregate purchase price made in respect of such Designated Transaction).
Part B: Grupo Finmart
Item 1: Clause (m) of the definition of "Permitted Dispositions"
Disposition of the Equity Interests in Grupo Finmart in accordance with the terms set forth in that certain agreement dated July 1, 2016 with AlphaCredit occurring on or prior to the Grupo Termination Date.
"Grupo Termination Date" means the earlier of (x) October 31, 2016, or such later date as is extended by the Administrative Agent in its sole discretion, and (y) the date on which the sale of the Equity Interests in Grupo Finmart in accordance with the terms set forth in that certain agreement dated July 1, 2016 with AlphaCredit is consummated.
Item 2: Clause (b) of the definition of "Permitted Intercompany Investments"
(x) During the period commencing immediately after the Effective Date and continuing through the Grupo Termination Date, so long as the aggregate amount of all such Investments made by the Loan Parties (directly or indirectly) does not exceed $15,000,000 (excluding any Permitted Investments described in clause (t) in the definition thereof) and (y) thereafter so long as the aggregate amount of all such Investments after the Grupo Termination Date does not exceed $10,000,000; provided that (i) the Borrower provides written notice to the Agents of each Investment pursuant to this clause (b) within three (3) Business Days after the making of such Investment, which will include the date of such Investment, the amount of such Investment and the aggregate amount of all such Investments made pursuant to this clause (b) to the date of such written notice, (ii) no Loan Party may make Investments in connection with any Designated Transaction or to pay or otherwise provide credit support to any Indebtedness described in clause (t) of the definition of Permitted Indebtedness.
Item 3: Clause (t) of the definition of "Permitted Investments"
Investments (including any related investments to facilitate such payments) to acquire or pay Indebtedness of Grupo Finmart existing on the Effective Date from or to Grupo Finmart's debtholders that have not consented to the sale of Grupo Finmart to AlphaCredit for an aggregate amount of up to $24,700,000 (including "change of control" payments in respect of such Indebtedness); provided that such indebtedness shall be acquired or paid by the Borrower solely to enable the consummation of the sale of Grupo Finmart on or prior to the Grupo Termination Date; provided, further, that the amount of such indebtedness permitted to be so acquired or paid shall be reduced dollar-for-dollar by the amount of such debt that is permitted to remain outstanding by Grupo Finmart's existing debtholders who consent to the sale of Grupo Finmart to AlphaCredit; provided, further, that the Investments described in this clause (t) shall only be permitted to the extent made on or prior to the Grupo Termination Date.
Item 4: Section 5.03(b)
Within 3 Business Days of the Grupo Termination Date, the Collateral Agent shall have received an executed joinder to the Intercompany Subordination Agreement and Global Intercompany Note by Grupo Finmart and its Subsidiaries, if the sale of Grupo Finmart to AlphaCredit has not been consummated on or before the Grupo Termination Date.
Item 5: Section 7.02(s)
No Loan Party or its Subsidiaries (other than Grupo Finmart and its subsidiaries) shall prepay any Indebtedness of Grupo Finmart, in the event the sale of Grupo Finmart to AlphaCredit is not consummated on or prior to the Grupo Termination Date; provided that the Loan Parties may prepay such Indebtedness with the proceeds of, or in exchange for (i) Permitted Indebtedness and (ii) any issuance of equity in the Borrower designated for such purpose.

DOC ID - 24817552.20